EXHIBIT 99.4

ITEM 8. - CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ITEM 15. - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

			Page
(a)	1.	Consolidated Financial Statements as of December 31, 2005
		and 2004 and for Each of the Three Years in the Period
		Ended December 31, 2005

		UniSource Energy Corporation
		Report of Independent Registered Public Accounting Firm	72
		Consolidated Statements of Income	74
		Consolidated Statements of Cash Flows	75
		Consolidated Balance Sheets	76
		Consolidated Statements of Capitalization	78
		Consolidated Statements of Changes in Stockholders’ Equity	79
		Notes to Consolidated Financial Statements	80

	2.	Financial Statement Schedule	139
		Schedule II
		Valuation and Qualifying Accounts

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
UniSource Energy Corporation:

We have completed integrated audits of UniSource Energy Corporation's 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) and the financial statement schedule listed in the index appearing under Item 15(a) (2), respectively present fairly, in all material respects, the financial position of UniSource Energy Corporation and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the Index appearing under Item 15(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 3 to the consolidated financial statements, the company changed the manner in which it accounts for asset retirement costs as a result of implementing Financial Accounting Standards Board Interpretation No.47 as of December 31, 2005.

As described in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management's Report on Internal Controls Over Financial Reporting (not presented herein) appearing under Item 8 of the Company’s 2005 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Los Angeles, California
March 3, 2006, except with respect
to our opinion on the consolidated
financial statements and financial
statements schedule insofar as it
relates to the effects of discontinued
operations discussed in Note 19, as
to which the date is November 10, 2006

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
	Years Ended December 31,
	2005	2004	2003
	- Thousands of Dollars -
Operating Revenues
Electric Retail Sales	$895,411	$862,258	$746,578
Electric Wholesale Sales	178,667	160,154	151,111
Gas Revenue	135,909	126,666	46,520
Other Revenues	14,069	15,910	26,442
Total Operating Revenues	1,224,056	1,164,988	970,651

Operating Expenses
Fuel	226,278	212,514	210,163
Purchased Energy	324,351	250,668	132,754
Other Operations and Maintenance	215,600	243,675	205,431
Depreciation and Amortization	132,577	132,419	127,895
Amortization of Transition Recovery Asset	56,418	50,153	31,752
Taxes Other Than Income Taxes	47,328	47,866	47,730
Total Operating Expenses	1,002,552	937,295	755,725
Operating Income	221,504	227,693	214,926

Other Income (Deductions)
Interest Income	19,838	20,192	20,493
Other Income	10,985	15,030	7,306
Other Expense	(2,155)	(6,439)	(5,620)
Total Other Income (Deductions)	28,668	28,783	22,179

Interest Expense
Long-Term Debt	76,762	80,968	80,844
Interest on Capital Leases	79,098	85,912	84,080
Loss on Reacquired Debt	5,261	1,990	-
Other Interest Expense	3,153	1,947	3,709
Interest Capitalized	(3,978)	(2,509)	(2,001)
Total Interest Expense	160,296	168,308	166,632

Income Before Income Taxes, Discontinued Operations, and
Cumulative Effect of Accounting Change	89,876	88,168	70,473
Income Tax Expense	37,623	37,186	16,531

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	52,253	50,982	53,942

Discontinued Operations - Net of Tax	(5,483)	(5,063)	(7,472)
Cumulative Effect of Accounting Change - Net of Tax	(626)	-	67,471

Net Income	$46,144	$45,919	$113,941

Weighted-average Shares of Common Stock Outstanding (000)	34,798	34,380	33,828

Basic Earnings per Share
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$1.51	$1.49	$1.60
Discontinued Operations - Net of Tax	$(0.16)	$(0.15)	$(0.22)
Cumulative Effect of Accounting Change - Net of Tax	$(0.02)	-	$1.99
Net Income	$1.33	$1.34	$3.37

Diluted Earnings per Share
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$1.44	$1.45	$1.57
Discontinued Operations - Net of Tax	$(0.14)	$(0.14)	$(0.22)
Cumulative Effect of Accounting Change - Net of Tax	$(0.02)	-	$1.97
Net Income	$1.28	$1.31	$3.32

Dividends Declared per Share	$0.76	$0.64	$0.60

See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2005	2004	2003
	- Thousands of Dollars -
Cash Flows from Operating Activities
Cash Receipts from Electric Retail Sales	$975,378	$931,450	$814,425
Cash Receipts from Electric Wholesale Sales	227,095	204,902	203,717
Cash Receipts from Gas Sales	145,281	136,797	38,306
Sale of Excess Emission Allowances	13,474	2,760	-
Other Cash Receipts	9,418	14,323	9,309
MEG Cash Receipts from Trading Activity	72,441	170,506	101,368
UED Springerville 3 Financial Closing Proceeds	-	-	43,265
Interest Received	23,194	22,608	22,428
Performance Deposits	4,702	(6,487)	(3,124)
Income Tax Refunds Received	1,484	5,427	17,093
Deposit-Second Mortgage Indenture	-	17,040	(17,040)
Fuel Costs Paid	(223,672)	(208,549)	(204,920)
Purchased Energy Costs Paid	(369,218)	(286,115)	(187,933)
Wages Paid, Net of Amounts Capitalized	(93,220)	(87,778)	(75,912)
Payment of Other Operations and Maintenance Costs	(128,539)	(116,621)	(103,325)
MEG Cash Payments for Trading Activity	(79,990)	(162,609)	(100,963)
Capital Lease Interest Paid	(67,707)	(70,752)	(74,865)
Taxes Other Than Income Paid, Net of Amounts Capitalized	(140,013)	(139,257)	(109,980)
Interest Paid, Net of Amounts Capitalized	(72,481)	(75,957)	(73,565)
Income Taxes Paid	(10,147)	(20,483)	(6,716)
Net Cash Used by Operating Activities of Discontinued Operations	(6,151)	(9,622)	(15,847)
Other Cash Payments	(4,919)	(14,604)	(12,325)
Net Cash Flows - Operating Activities	276,410	306,979	263,396

Cash Flows from Investing Activities
Capital Expenditures	(203,362)	(166,861)	(135,731)
Purchase of Citizens Arizona Gas and Electric Assets	-	-	(223,430)
Proceeds from Investment in Springerville Lease Debt	13,646	11,590	12,078
Return of Investment from Millennium Energy Businesses	15,236	10,120	-
Other Proceeds from Investing Activities	8,848	2,716	1,876
Payments for Investment in Springerville Lease Debt	-	(4,499)	-
Investments in and Loans to Equity Investees	(4,870)	(4,095)	(2,072)
Net Cash Used by Investing Activities of Discontinued Operations	(66)	(156)	(1,551)
Other Payments for Investing Activities	-	(5,004)	(1,902)
Net Cash Flows - Investing Activities	(170,568)	(156,189)	(350,732)

Cash Flows from Financing Activities
Proceeds from Issuance of Long-Term Debt	240,000	-	160,000
Repayment of Long-Term Debt	(285,516)	(28,732)	(2,976)
Payments of Capital Lease Obligations	(52,907)	(49,378)	(42,657)
Payment of Debt Issue Costs	(12,431)	(9,364)	(3,283)
Proceeds from Borrowings Under Revolving Credit Facilities	45,000	20,000	45,000
Payments for Borrowings Under Revolving Credit Facilities	(40,000)	(20,000)	(45,000)
Proceeds from Issuance of Short-Term Debt	-	-	36,125
Repayments of Short-Term Debt	-	-	(35,960)
Common Stock Dividends Paid	(26,339)	(21,879)	(20,208)
Proceeds from Stock Options Exercised	10,691	6,970	-
Other Proceeds from Financing Activities	11,906	8,007	7,949
Other Payments for Financing Activities	(5,595)	(3,652)	(1,316)
Net Cash Flows - Financing Activities	(115,191)	(98,028)	97,674

Net (Decrease) Increase in Cash and Cash Equivalents	(9,349)	52,762	10,338
Cash and Cash Equivalents, Beginning of Year	154,028	101,266	90,928
Cash and Cash Equivalents, End of Year	$144,679	$154,028	$101,266

See Note 20 for supplemental cash flow information.

See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2005	2004
ASSETS	- Thousands of Dollars -
Utility Plant
Plant in Service	$3,167,900	$3,033,405
Utility Plant under Capital Leases	723,900	723,901
Construction Work in Progress	160,186	116,161
Total Utility Plant	4,051,986	3,873,467
Less Accumulated Depreciation and Amortization	(1,408,158)	(1,348,017)
Less Accumulated Amortization of Capital Lease Assets	(472,367)	(444,313)
Total Utility Plant - Net	2,171,461	2,081,137

Investments and Other Property
Investments in Lease Debt	156,301	170,893
Noncurrent Assets of Subsidiary Held for Sale	13,065	16,189
Other	55,694	68,846
Total Investments and Other Property	225,060	255,928

Current Assets
Cash and Cash Equivalents	144,679	154,028
Trade Accounts Receivable	99,338	106,967
Unbilled Accounts Receivable	53,920	55,350
Allowance for Doubtful Accounts	(15,037)	(16,492)
Materials and Fuel Inventory	65,716	57,283
Trading Assets	36,418	73,258
Current Regulatory Assets	15,563	11,515
Deferred Income Taxes - Current	9,104	24,055
Interest Receivable - Current	9,830	10,475
Current Assets of Subsidiary Held for Sale	16,639	5,846
Other	19,883	24,274
Total Current Assets	456,053	506,559

Regulatory and Other Assets
Transition Recovery Asset	167,611	224,029
Income Taxes Recoverable Through Future Revenues	39,936	44,624
Other Regulatory Assets	20,944	13,961
Noncurrent Assets of Subsidiary Held for Sale	-	11,418
Other Assets	57,254	49,280
Total Regulatory and Other Assets	285,745	343,312

Total Assets	$3,138,319	$3,186,936

See Notes to Consolidated Financial Statements.

(Consolidated Balance Sheets Continued)

UNISOURCE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2005	2004
CAPITALIZATION AND OTHER LIABILITIES	- Thousands of Dollars -
Capitalization
Common Stock Equity	$616,741	$580,718
Capital Lease Obligations	665,737	701,931
Long-Term Debt	1,212,420	1,257,595
Total Capitalization	2,494,898	2,540,244

Current Liabilities
Current Obligations under Capital Leases	48,804	53,694
Borrowing Under Revolving Credit Facilities	5,000	1,725
Current Maturities of Long-Term Debt	5,000	-
Accounts Payable	98,085	92,674
Interest Accrued	57,386	60,679
Trading Liabilities	27,300	65,101
Taxes Accrued	64,804	53,192
Accrued Employee Expenses	16,052	19,216
Customer Deposits	15,463	14,794
Current Liabilities of Subsidiary Held for Sale	2,206	2,928
Other	3,933	4,151
Total Current Liabilities	344,033	368,154

Deferred Credits and Other Liabilities
Deferred Income Taxes - Noncurrent	106,820	113,171
Regulatory Liability - Net Cost of Removal for Interim Retirements	78,535	69,585
Other	114,033	95,782
Total Deferred Credits and Other Liabilities	299,388	278,538

Commitments and Contingencies (Note 6)

Total Capitalization and Other Liabilities	$3,138,319	$3,186,936

See Notes to Consolidated Financial Statements.

(Consolidated Balance Sheets Concluded)

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CAPITALIZATION
			December 31,
			2005	2004
COMMON STOCK EQUITY			- Thousands of Dollars -

Common Stock--No Par Value			$689,185	$677,119
	2005	2004
Shares Authorized	75,000,000	75,000,000
Shares Outstanding	34,874,450	34,255,070
Accumulated Deficit			(65,861)	(85,666)
Accumulated Other Comprehensive Loss			(6,583)	(10,735)
Total Common Stock Equity			616,741	580,718

PREFERRED STOCK
No Par Value, 1,000,000 Shares Authorized, None Outstanding			-	-

CAPITAL LEASE OBLIGATIONS
Springerville Unit 1			431,493	459,815
Springerville Coal Handling Facilities			122,353	126,538
Springerville Common Facilities			106,136	105,529
Sundt Unit 4			53,924	62,607
Other Leases			635	1,136
Total Capital Lease Obligations			714,541	755,625
Less Current Maturities			(48,804)	(53,694)
Total Long-Term Capital Lease Obligations			665,737	701,931

LONG-TERM DEBT
Issue	Maturity	Interest Rate
Convertible Senior Notes	2035	4.50%	150,000	-
UniSource Credit Agreement - Term Loan	2010	Variable ***	86,250	-
1941 Mortgage Bonds
Industrial Development Revenue Bonds (IDBs)	2006 - 2008	6.10% to 7.50%	-	53,150
1992 Mortgage IDBs*	2018 - 2022	Variable**	328,600	328,600
Collateral Trust Bonds	2008	7.50%	138,300	138,300
Unsecured IDBs	2020 - 2033	5.85% to 7.13%	354,270	579,270
Senior Unsecured Notes	2008 - 2015	6.23% to 7.61%	160,000	160,000
Total Stated Principal Amount			1,217,420	1,259,320
Less Current Maturities			(5,000)	(1,725)
Total Long-Term Debt			1,212,420	1,257,595

Total Capitalization			$2,494,898	$2,540,244

* The 1992 Mortgage IDBs (defined below) are backed by $341 million of LOCs under TEP's Credit Agreement which expire in May 2010. TEP's obligations under the Credit Agreement are collateralized with 1992 Mortgage Bonds. At December 31, 2005, the annual LOC fees (including fronting fees) were 1.125%. At December 31, 2004, the annual LOC fees (including fronting fees) were 2.60%. See Note 8.

** Weighted average interest rates on variable rate tax-exempt debt (IDBs) ranged from 0.91% to 3.55% during 2005 and 2004, and the average interest rate on such debt was 2.48% in 2005 and 1.25% in 2004.

*** Interest accrues at a rate of LIBOR plus 1.75% or the agent bank's reference rate plus 0.75%. The weighted average interest rate on the UniSource Credit Agreement for the year ended December 31, 2005, was 6.24%.

UniSource Energy also has stock options outstanding. See Note 16.

See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

				Accumulated
	Common		Accumulated	Other	Total
	Shares	Common	Earnings	Comprehensive	Stockholders'
	Outstanding*	Stock	(Deficit)	Income (Loss)	Equity
	- In Thousands -

Balances at December 31, 2002	33,579	$664,103	$(203,439)	$(4,024)	$456,640

Comprehensive Income:
2003 Net Income	-	-	113,941	-	113,941

Minimum Pension Liability
(net of $2,639 income taxes)	-	-	-	2,180	2,180

Total Comprehensive Income					116,121

Dividends Declared	-	-	(20,208)	-	(20,208)
Shares Issued under Stock Compensation Plans	7	55	-	-	55
Shares Distributed by Deferred Compensation Trust	3	52	-	-	52
Shares Issued for Stock Options	199	2,736	-	-	2,736
Tax Benefit Realized from Stock Options Exercised	-	753	-	-	753
Other	-	323	-	-	323

Balances at December 31, 2003	33,788	668,022	(109,706)	(1,844)	556,472

Comprehensive Income:
2004 Net Income	-	-	45,919	-	45,919

Minimum Pension Liability Adjustment
(net of $1,430 income taxes)	-	-	-	(10,460)	(10,460)

Unrealized Gain on Cash Flow Hedges
(net of $960 income taxes)	-	-	-	1,465	1,465

Reclassification of Realized Loss on
Cash Flow Hedges to Net Income
(net of $68 income taxes)	-	-	-	104	104

Total Comprehensive Income					37,028

Dividends Declared	-	-	(21,879)	-	(21,879)
Shares Issued under Stock Compensation Plans	63	1,307	-	-	1,307
Shares Distributed by Deferred Compensation Trust	4	50	-	-	50
Shares Issued for Stock Options	400	6,117	-	-	6,117
Tax Benefit Realized from Stock Options Exercised	-	1,459	-	-	1,459
Other	-	164	-	-	164

Balances at December 31, 2004	34,255	677,119	(85,666)	(10,735)	580,718

Comprehensive Income:
2005 Net Income	-	-	46,144	-	46,144

Minimum Pension Liability Adjustment
(net of $1,378 income taxes)	-	-	-	(2,101)	(2,101)

Unrealized Gain on Cash Flow Hedges
(net of $6,503 income taxes)	-	-	-	9,918	9,918

Reclassification of Realized Loss on
Cash Flow Hedges to Net Income
(net of $2,403 income taxes)	-	-	-	(3,665)	(3,665)

Total Comprehensive Income					50,296

Dividends Declared	-	-	(26,339)	-	(26,339)
Shares Issued under Stock Compensation Plans	36	-	-	-	-
Shares Distributed by Deferred Compensation Trust	-	1	-	-	1
Shares Issued for Stock Options	583	9,411	-	-	9,411
Tax Benefit Realized from Stock Options Exercised	-	2,527	-	-	2,527
Other	-	127	-	-	127

Balances at December 31, 2005	34,874	$689,185	$(65,861)	$(6,583)	$616,741

* UniSource Energy has 75 million authorized shares of Common Stock.

We describe limitations on our ability to pay dividends in Note 11.

See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

UniSource Energy Corporation (UniSource Energy) is an exempt holding company under the Public Utility Holding Company Act of 1935. UniSource Energy has no significant operations of its own, but owns substantially all of the common stock of Tucson Electric Power Company (TEP) and all of the common stock of UniSource Energy Services, Inc. (UES), Millennium Energy Holdings, Inc. (Millennium) and UniSource Energy Development Company (UED).

TEP, a regulated public utility incorporated in Arizona since 1963, is UniSource Energy’s largest operating subsidiary and represented approximately 82% of UniSource Energy’s assets as of December 31, 2005. TEP generates, transmits and distributes electricity. TEP serves approximately 385,000 retail electric customers in a 1,155 square mile area in Southern Arizona. TEP also sells electricity to other utilities and power marketing entities primarily located in the western U.S.

On August 11, 2003, UniSource Energy completed the purchase of the Arizona gas and electric system assets from Citizens Communications Company (Citizens) and established UES to hold such assets. UES holds the common stock of UNS Gas, Inc. (UNS Gas) and UNS Electric, Inc. (UNS Electric). UES has no significant operations of its own. UNS Gas is a gas distribution company serving 139,000 retail customers in Mohave, Yavapai, Coconino, and Navajo Counties in northern Arizona, as well as Santa Cruz County in southeast Arizona. UNS Electric is an electric transmission and distribution company serving approximately 89,000 retail customers in Mohave and Santa Cruz counties. The operating results of UNS Gas, UNS Electric and UES have been included in UniSource Energy’s consolidated financial statements since the acquisition date.

Millennium invests in unregulated businesses, including Global Solar Energy, Inc. (Global Solar), a developer and manufacturer of thin-film photovoltaic cells and modules. In January 2006, UniSource Energy’s Board of Directors approved a plan to dispose of Global Solar to a third party. These financial statements have been revised to reflect Global Solar as discontinued operations. On March 31, 2006, UniSource Energy completed the sale of all of the capital stock of Global Solar. See Note 19. UED is facilitating the expansion of the Springerville Generating Station, but currently has no significant operations.

We conduct our business in three primary business segments - TEP’s Electric Utility segment, UNS Gas and UNS Electric.

References to “we” and “our” are to UniSource Energy and its subsidiaries, collectively.

BASIS OF PRESENTATION

We use the following accounting methods to report investments in subsidiaries or other companies:

•
Consolidation: The consolidation method is used where a majority of the voting stock of a subsidiary is held and control over the subsidiary is exercised. The accounts of the subsidiary are combined with the accounts of the parent and intercompany balances and transactions are eliminated.

•
The Equity Method: The equity method is used to report corporate joint ventures, partnerships, and affiliated company investments when the ability to exercise significant influence over the operating and financial policies of an investee company is demonstrated. Equity method investments appear on a single line item on the balance sheet and net income (loss) from the entity is reflected in Other Income on the income statements.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Equity investments held by UniSource Energy as of December 31, 2005 include the following:

Investee	% of Common Stock Owned

UniSource Energy
Carboelectrica Sabinas, S. de R.L. de C.V.	50.0%
Haddington Energy Partners II, LP	31.1%
MicroSat Systems, Inc.	35.0%
Valley Ventures III, LP	15.0%
Infinite Power Solutions, Inc.	31.4%

TEP
Inncom International, Inc.	16.7%

•
The Cost Method: The cost method is used when not enough shares are owned to exercise significant influence over an investee company. Cost method investments appear on a single line item on the balance sheet and income from investee dividend distributions is reflected as Other Income on the income statements. At December 31, 2005, no investments were accounted for using the cost method.

USE OF ACCOUNTING ESTIMATES

Management makes estimates and assumptions when preparing financial statements under accounting principles generally accepted in the United States of America (GAAP). These estimates and assumptions affect:

•	A portion of the reported amounts of assets and liabilities at the dates of the financial statements;
•	Our disclosures regarding contingent assets and liabilities at the dates of the financial statements; and
•	A portion of the reported revenues and expenses during the financial statement reporting periods.

Because these estimates involve judgments, the actual amounts may differ from the estimates.

ACCOUNTING FOR RATE REGULATION

The Arizona Corporation Commission (ACC) and the Federal Energy Regulatory Commission (FERC) regulate portions of TEP’s, UNS Gas’ and UNS Electric’s utility accounting practices and rates. The ACC has authority over certain rates charged to retail customers, the issuance of securities, and transactions with affiliated parties. The FERC regulates TEP’s and UNS Electric’s rates for wholesale power sales and transmission services.

TEP, UNS Gas and UNS Electric generally use the same accounting policies and practices used by unregulated companies for financial reporting under GAAP. However, sometimes these principles, such as Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP, UNS Gas and UNS Electric’s retail rates, the ACC may not allow TEP, UNS Gas or UNS Electric to currently charge their customers to recover certain expenses, but instead may require that these expenses be charged to customers in the future. In this situation, FAS 71 requires that TEP, UNS Gas and UNS Electric defer these items and show them as regulatory assets on the balance sheet until TEP, UNS Gas and UNS Electric are allowed to charge their customers. TEP, UNS Gas and UNS Electric then amortize these items as expense to the income statement as these charges are recovered from customers. Similarly, certain revenue items may be deferred as regulatory liabilities, which are also eventually amortized to the income statement as rates to customers are reduced.

The conditions a regulated company must satisfy to apply the accounting policies and practices of FAS 71 include:

•	an independent regulator sets rates;
•	the regulator sets the rates to recover specific costs of delivering service; and
•	the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CASH AND CASH EQUIVALENTS

UniSource Energy and TEP define Cash and Cash Equivalents as cash (unrestricted demand deposits) and all highly liquid investments purchased with an original maturity of three months or less.

UTILITY PLANT

TEP reports its utility plant on its balance sheets at cost. UES reports the utility plant of its two operating companies, UNS Gas and UNS Electric, at cost. Utility plant includes:

•	Material and labor costs,
•	Contractor costs,
•	Construction overhead costs (where applicable), and
•	An Allowance for Funds Used During Construction (AFUDC) or capitalized interest during construction.

AFUDC reflects the cost of financing construction for transmission and distribution projects with borrowed and equity funds.

TEP imputed the cost of capital on transmission and distribution construction expenditures at an average of 8.20% in 2005, 8.67% in 2004 and 8.43% in 2003, to reflect the cost of using borrowed and equity funds to finance construction. The component of AFUDC attributable to borrowed funds is included as a reduction of Other Interest Expense on the income statement and totaled $1 million in 2005, 2004, and 2003. The equity component is included in Other Income and totaled $1 million in 2005, 2004, and 2003.

The interest capitalized during construction of TEP’s generation-related construction projects is included as a reduction of Other Interest Expense on the income statement and totaled $3 million in 2005 and $1 million in 2004, and 2003. The average capitalized interest rate during construction applied to generation-related construction expenditures was 4.78% in 2005, 4.33% in 2004, and 4.14% in 2003.

UES imputed the cost of capital on construction expenditures at an average of 7.83% in 2005 and 7.85% in 2004 for UNS Gas, and, at an average of 9.03% in 2005 and 8.73% in 2004 for UNS Electric. For the period August 11, 2003 through December 31, 2003, UES imputed the cost of capital on construction expenditures at an average of 7.85% for UNS Gas and 8.73% for UNS Electric. The component of AFUDC attributable to borrowed funds is included as a reduction of Other Interest Expense on the income statement and totaled $0.4 million in 2005, $0.5 million in 2004 and $0.2 million in 2003. The equity component is included in Other Income and totaled $0.4 million in 2005, $0.5 million in 2004 and $0.2 million in 2003.

Depreciation

TEP and UES compute depreciation for owned utility plant on a straight-line basis at rates based on the economic lives of the assets. See Note 7. The depreciation rates are approved by the ACC for all plant except TEP’s deregulated generation assets. The depreciable lives for TEP’s generation plant are based on remaining useful lives. Changes made to the depreciable lives of TEP’s generation plant are discussed in Note 7. The depreciation rates for generation plant reflect interim retirements. Interim retirements of generation plant, together with removal costs less salvage, are charged to accumulated depreciation. The costs of planned major maintenance activities are recorded as the costs are actually incurred and are not accrued in advance of the planned maintenance. Planned major maintenance activities include the scheduled overhauls at TEP’s generation plants. Minor replacements and repairs are expensed as incurred.

The depreciable lives for transmission, distribution, general and intangible plant are based on average lives. The rates reflect estimated removal costs, net of estimated salvage value for interim retirements. Retirements of transmission plant, distribution plant, general plant and intangible plant, together with the cost of removal less salvage, are charged to accumulated depreciation. Amounts collected through revenues for the net cost of removal of interim retirements for transmission, distribution, general and intangible plant which are not yet expended, are reflected as a regulatory liability.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The average annual depreciation rates for TEP’s utility plant were 3.4% in 2005, 3.80% in 2004, and 3.78% in 2003. The average annual depreciation rates for UES’ utility plant were 3.15% in 2005 and 2.81% in 2004 for UNS Gas, and, were 4.68% in 2005 and 4.38% in 2004 for UNS Electric. The average annualized depreciation rates for UES’ utility plant for the period of August 11, 2003 through December 31, 2003 were 4.25% for UNS Electric and 2.67% for UNS Gas.

Computer Software Costs

TEP and UES capitalize all costs incurred to purchase computer software and amortize those costs over the estimated economic life of the product. Capitalized computer software costs would be immediately charged to expense if the software is determined to be no longer useful. TEP’s amortization of capitalized computer software costs was $8 million in 2005 and 2004 and was $6 million in 2003.

TEP Utility Plant under Capital Leases

TEP financed the following generation assets with capital leases:

•	Springerville Common Facilities,
•	Springerville Unit 1,
•	Springerville Coal Handling Facilities, and
•	Sundt Unit 4.

The following table shows the amount of lease expense incurred for TEP’s generation-related capital leases. We describe the lease terms in TEP Capital Lease Obligations in Note 9.

	Years Ended December 31,
	2005	2004	2003
	-Millions of Dollars-
Lease Expense:
Interest Expense on Capital Leases	$79	$86	$84
Amortization - Included in:
Operating Expenses - Fuel	5	4	4
Operating Expenses - Depreciation and Amortization	23	18	25
Total Lease Expense	$107	$108	$113

DISCONTINUED OPERATIONS - GLOBAL SOLAR PROPERTIES AND EQUIPMENT

Global Solar’s properties and equipment are included, net of accumulated depreciation, in UniSource Energy’s balance sheets in the Investments and Other Property - Noncurrent Assets of Subsidiary Held for Sale line item. Properties and equipment are stated at original cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

ASSET RETIREMENT OBLIGATIONS

FASB Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (FAS 143) requires entities to record the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred. FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47), requires entities to record the fair value of a liability regarding a legal obligation to perform asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. We record a liability when we are able to reasonably estimate the fair value of any future obligation to retire as a result of an existing or enacted law, statute, ordinance or contract. We also record a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. When the liability is initially recorded, we capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, we adjust the liability to its present value by recognizing accretion expense as an operating expense in the income statement each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we either settle the obligation for its recorded amount or incur a gain or loss if the actual costs differ from the recorded amount.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Prior to adopting FAS 143, costs for final removal of all owned generation facilities were accrued as an additional component of depreciation expense. Under FAS 143, only the costs to remove an asset with legally binding retirement obligations will be accrued over time through accretion of the asset retirement obligation and depreciation of the capitalized asset retirement cost.

EVALUATION OF ASSETS FOR IMPAIRMENT

TEP, UNS Gas, UNS Electric and Millennium evaluate their Utility Plant and other long-lived assets for impairment whenever events or circumstances occur that may indicate the carrying value of the assets may be impaired. If the fair value of the asset determined based on the undiscounted expected future cash flows from the long-lived asset is less than the carrying value of the asset, an impairment would be recorded.

Millennium evaluates its investments for impairment at the end of each quarter. If the investment is considered impaired and that impairment is not considered to be temporary, an impairment loss would be recorded.

INVESTMENTS IN LEASE DEBT

TEP records investments in Springerville lease debt at amortized cost as held-to-maturity investments. Held-to-maturity investments are those investments that TEP has the ability and intent to hold until maturity.

TEP recognizes interest income on these investments.  TEP's investments in lease debt are recorded in Investments in Lease Debt on the balance sheet and are reflected in investing activities on TEP's cash flow statements.

DEBT

We defer costs related to the issuance of debt. These costs include underwriters’ commissions, discounts or premiums, and other costs such as legal, accounting and regulatory fees and printing costs. We amortize these costs over the life of the debt using the straight-line method, which approximates the effective interest method.

TEP recognizes gains and losses on reacquired debt associated with the generation portion of its operations as incurred. TEP defers and amortizes the gains and losses on reacquired debt associated with its regulated operations to interest income or interest expense over the remaining life of the original debt.

UTILITY OPERATING REVENUES

TEP and UES record utility operating revenues when services are provided or commodities are delivered to customers. Operating revenues include unbilled revenues which are earned (service has been provided) but not billed by the end of an accounting period.

Unbilled sales are estimated for the month by reviewing the meter reading schedules and determining the number of billed and unbilled kWhs or therms, as applicable, for each cycle. Current month estimated unbilled kWhs or therms are allocated by customer class. New unbilled revenue estimates are recorded and unbilled revenue estimates from the prior month are reversed.

An Allowance for Doubtful Accounts is recorded as an expense and reduces accounts receivable for revenue amounts that are estimated to become uncollectible. TEP and UES establish an allowance for doubtful accounts receivable based on historical experience and any specific customer collection issues identified. TEP’s Allowance for Doubtful Accounts was $15 million at December 31, 2005 and $14 million at December 31, 2004. See Note 12 for further discussion of TEP’s wholesale accounts receivable and allowances. UES’ Allowance for Doubtful Accounts was less than $1 million at December 31, 2005 and $2 million at December 31, 2004.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DISCONTINUED OPERATIONS - REVENUE FROM LONG-TERM RESEARCH AND DEVELOPMENT  CONTRACTS

UniSource Energy's income statement includes Global Solar's long-term contract revenue in Discontinued Operations - Net of Tax. Global Solar recognized long-term contract revenue of less than $1 million in 2005 and 2004 and just over $1 million in 2003. Global Solar recognized research and development expense of $3 million in 2005, $4 million in 2004 and $6 million in 2003. IPS recognized research and development expense of less than $1 million in 2005, $1 million in 2004 and $2 million in 2003. These expenses include both costs associated with revenue producing contracts and internal development costs. Global Solar derives much of its revenue from funding received under research and development contracts with various U.S. governmental agencies.

FUEL AND PURCHASED ENERGY COSTS

TEP

Fuel inventory, primarily coal, is recorded at weighted average cost. TEP uses full absorption costing. Under full absorption costing, all handling and procurement costs are included in the cost of the inventory. Examples of these costs are direct material, direct labor and overhead costs. TEP has long-term contracts for the purchase and transportation of coal with expiration dates from 2006 through 2020. The contracts require TEP to pay a take-or-pay fee if certain minimum quantities of coal are not purchased or transported. TEP expenses such fees as they are incurred. TEP recorded take-or-pay fees of less than $0.1 million in 2005 and 2004 and less than $1 million of take-or-pay fees in 2003. See Purchase and Transportation Commitments in Note 6, below. Fuel costs include coal mine reclamation expenses as they are charged to TEP on an ongoing basis.

UES

UNS Gas defers differences between actual gas purchase costs and the recovery of such costs in revenues under a Purchased Gas Adjustor (PGA) mechanism. The PGA mechanism is intended to address the volatility of natural gas prices and allows UNS Gas to recover its commodity costs through a price adjustor. The PGA charge may be changed monthly based on an ACC approved mechanism that compares the twelve-month rolling average gas cost to the base cost of gas, subject to limitations on how much the price per therm may change in a twelve month period. The difference between the actual cost of UNS Gas’ gas supplies and transportation contracts and that currently allowed by the ACC is deferred and recovered or repaid through the PGA mechanism. When under or over recovery trigger points are met, UNS Gas may request a PGA surcharge or credit with the goal of collecting or returning the amount deferred from or to customers over a twelve month period. UNS Gas had an asset for under recovered purchased gas costs of $6 million at December 31, 2005 and $2 million at December 31, 2004 that is included in Regulatory and Other Assets - Other Regulatory Assets on UniSource Energy’s consolidated balance sheet. See Note 2 for further discussion about recent regulatory actions related to the PGA mechanism and requested recovery of the balance.

UNS Electric defers differences between purchased energy costs and the recovery of such costs in revenues. Future billings are adjusted for such deferrals through use of a Purchased Power and Fuel Adjustment Clause (PPFAC) approved by the ACC. The PPFAC allows for a revenue surcharge or credit (that adjusts the customer’s base rate for delivered purchased power) to collect or return under or over recovery of costs. UNS Electric had a liability for over recovered purchased power costs of $4 million at December 31, 2005 and $3 million at December 31, 2004 that is included in Deferred Credits and Other Liabilities - Other on UniSource Energy’s consolidated balance sheet. See Note 2.

INCOME TAXES

We are required by GAAP to report some of our assets and liabilities differently for our financial statements than we do for income tax purposes. The tax effects of differences in these items are reported as deferred income tax assets or liabilities in our balance sheets. We measure these tax assets and liabilities using income tax rates that are currently in effect. Federal Investment Tax Credits (ITC) as well as applicable state income tax credits are accounted for as a reduction of income tax expense in the year in which the credit arises.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

We allocate income taxes to the subsidiaries based on their taxable income and deductions as reported in the consolidated and/or combined tax return filings.

EMISSIONS ALLOWANCES

Emissions Allowances are issued to qualifying utilities by the Environmental Protection Agency (EPA) based on past operational history. Each allowance permits emission of one ton of sulfur dioxide (SO2) in its vintage year or a subsequent year. TEP receives an allotment of these allowances annually, but UNS Electric does not receive any since it has no coal-fired generation. When issued from the EPA, these allowances have no book value for accounting purposes but may be sold if TEP does not need them for operations. TEP also may purchase additional allowances if needed. See Note 6. In 2005, TEP sold 15,000 allowances that were in excess of those required for compliance to third parties at their fair market value of $13 million. In 2004, TEP sold 4,000 allowances at their fair market value of $3 million. TEP did not sell any excess allowances in 2003. The gains from these sales of excess allowances are reflected as a reduction of Other Operations and Maintenance expense on TEP’s income statement and are not recognized until title passes.

TEP has also committed to sell Emission Allowances with vintage years beyond 2005. At December 31, 2005, TEP had entered into agreements to sell a total of 20,000 allowances; 10,000 with a vintage year of 2006 and 10,000 with a vintage year of 2007.

DERIVATIVE FINANCIAL INSTRUMENTS

TEP uses derivative financial instruments including forward power sales and purchases and gas swaps to manage exposure to energy price risk.  MEG enters into swap agreements, options and forward contracts relating to Emissions Allowances.  TEP and MEG account for derivatives in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  TEP and MEG record derivative instruments at fair value recognizing unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.  Certain of TEP’s derivatives meet the criteria for cash flow hedge accounting. Refer to Note 5 for additional information.

TEP and MEG’s trading activities and TEP’s cash flow hedges are reported as follows:

Financial Statement Line
	Net Unrealized Gains and Losses	Net Realized Gains and Losses
TEP Forward Power Sales - Cash Flow Hedges	Other Comprehensive Income	Electric Wholesale Sales
TEP Forward Power Purchases - Cash Flow Hedges	Other Comprehensive Income	Purchased Power
TEP Forward Power Sales	Electric Wholesale Sales	Electric Wholesale Sales
TEP Forward Power Purchases	Purchased Power	Purchased Power
TEP Gas Price Swaps - Cash Flow Hedges	Other Comprehensive Income	Fuel Expense
MEG Trading Activities	Other Operating Revenues	Other Operating Revenues

Although MEG’s realized gains and losses on trading activities are reported net on UniSource Energy’s income statement, the related cash receipts and cash payments are reported separately on UniSource Energy’s statement of cash flows.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

TEP and MEG’s derivative assets and liabilities are reported as follows:

Balance Sheet Line
	Assets	Liabilities
TEP - Current	Trading Assets	Trading Liabilities
TEP - Noncurrent	Other Assets	Other Liabilities
MEG - Current (including Emissions Allowance Inventory)	Trading Assets	Trading Liabilities
MEG - Noncurrent	Other Assets	Other Liabilities

SHARE-BASED COMPENSATION

UniSource Energy has two share-based compensation plans, the 1994 Outside Director Stock Option Plan (Directors’ Plan) and the 1994 Omnibus Stock and Incentive Plan (Omnibus Plan). During 2005, stock options were granted outside of these plans. See Note 16. We adopted Statement of Financial Accounting Standards No. 123(R), Share Based Payment (FAS 123(R)) effective January 1, 2005 and are applying its standards to new awards without restatement of prior periods. The adoption of FAS 123(R) did not have a significant impact on our financial statements because stock options issued under UniSource Energy’s Omnibus Plan vested upon the shareholder vote to approve the proposed acquisition of UniSource Energy. After February 4, 2004, no new awards were granted under the Omnibus Plan. Prior to January 1, 2005, we accounted for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations and applied the disclosure only guidance in Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

All our stock options were granted with an exercise price equal to the market value of the stock at the date of the grant. Accordingly, prior to January 1, 2005, under the provisions of APB 25, no compensation expense was recorded for these awards. However, compensation expense was recognized for restricted stock, stock unit and performance share awards over the performance/vesting period. Beginning January 1, 2005, under the provisions of FAS 123(R), we began recognizing compensation expense over the vesting period for the fair value of new stock options granted. Compensation expense of less than $0.1 million was recognized for the options issued in 2005.

The following table illustrates the effect on UniSource Energy’s Net Income and earnings per share and TEP’s Net Income as if we had applied the fair value recognition provisions of FAS 123(R) to all share-based employee compensation awards during 2004 and 2003:

UniSource Energy:

	Years Ended December 31,
	2004	2003
	-Thousands of Dollars- (except per share data)
Net Income - As Reported	$45,919	$113,941
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,535	850
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,314)	(1,840)
Pro Forma Net Income	$45,140	$112,951

Earnings per Share:
Basic - As Reported	$1.34	$3.37
Basic - Pro Forma	$1.31	$3.34

Diluted - As Reported	$1.31	$3.32
Diluted - Pro Forma	$1.29	$3.29

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

TEP:

	Years Ended December 31,
	2004	2003
	-Thousands of Dollars-
Net Income - As Reported	$46,127	$128,913
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,355	787
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,116)	(1,761)
Pro Forma Net Income	$45,366	$127,939

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. There were no stock options granted during 2004. For the options granted during 2003, refer to the following table for the weighted average assumptions that were used. Volatility is based on historical volatility of UniSource Energy stock. The expected life of options granted is computed using factors such as minimum vesting periods and average years to retirement of grantees, and represents the period of time that options granted are expected to be outstanding. The interest rate is based on the U.S. Treasury Strip rate with a maturity equal to the expected term of the option at the option grant date. The dividend yield is calculated based on the ratios of historic dividend payments to the stock prices on the date of those payments.

2003
Expected life (years)	5
Interest rate	2.78%
Volatility	23.38%
Dividend yield	3.44%
Weighted-average grant-date fair value of options granted during the period	$2.92

NEW ACCOUNTING STANDARDS

The FASB recently issued the following Statements of Financial Accounting Standards (FAS), FASB Interpretations (FIN), and FASB Staff Positions (FSP):

•
FAS 154, Accounting Changes and Error Corrections, issued May 2005, provides guidance on the accounting for and reporting of accounting changes and error corrections. FAS 154 requires retrospective application to prior periods for a voluntary change in accounting principle, unless it is impracticable to do so. FAS 154 also provides guidance related to the reporting of a change in accounting estimate, a change in reporting entity and the correction of an error. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and is not expected to have a significant impact on our financial statements.

•
FAS 153, Exchanges of Nonmonetary Assets, issued December 2004, requires nonmonetary exchanges be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 was effective for nonmonetary asset exchange transactions occurring after July 1, 2005, and did not have a significant impact on our financial statements.

•
FAS 151, Inventory Costs, issued November 2004, is an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing. FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. FAS 151 also requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. FAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and is not expected to have a significant impact on our financial statements.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•
FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, issued November 2005, addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP FAS 115-1 and FAS 124-1 are effective for reporting periods beginning after December 15, 2005. The adoption of FSP FAS 115-1 and FAS 124-1 is not expected to have a significant impact on our financial statements.

•
FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards,” provides a transition election related to accounting for the tax effects of share-based payment awards to employees. The adoption of FSP FAS 123(R)-3 in January 2006, is not expected to have a significant impact on our financial statements.

•
FSP FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, issued March 2005, addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity (VIE) or potential VIE when specific conditions exist.  The guidance in FSP FIN 46(R)-5 was effective April 1, 2005, and did not have a significant impact on our financial statements.

•
FSP FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, issued in December 2004, provides guidance on the application of FAS 109 to the provision within the American Jobs Creation Act of 2004 that provides a tax deduction, beginning in 2005, on qualified production activities, including a company’s electric generation activities. Under FSP FAS 109-1, recognition of the tax deduction on qualified production activities is ordinarily reported in the year it is earned. FSP FAS 109-1 did not have a significant impact on our financial statements.

      In 2005, UniSource Energy applied early EITF Issue No. 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds. EITF Issue No. 04-10 addresses the aggregation of segments that do not meet the quantitative thresholds under FAS Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Application of EITF Issue No. 04-10 did not have a significant impact on our financial statements.

RECLASSIFICATIONS

UniSource Energy and TEP have made reclassifications to the prior year financial statements and footnotes for comparative purposes. These reclassifications had no effect on Net Income.

NOTE 2. REGULATORY MATTERS

TEP RATES AND REGULATION

    Upon approval of the TEP Settlement Agreement in 1999, TEP discontinued regulatory accounting under FAS 71 for its generation operations. TEP continues to report its transmission and distribution operations under FAS 71.

TEP Settlement Agreement

In 1999, the ACC approved the Retail Electric Competition Rules (Rules) that provided a framework for the introduction of retail electric competition in Arizona, as well as the Settlement Agreement between TEP and certain customer groups related to the implementation of retail electric competition in Arizona.

The Rules and the Settlement Agreement established:

•	a period from November 1999 through 2008, for TEP to transition its generation assets from a cost of service based rate structure to a market, or competitive, rate structure;
•	the recovery through rates during the transition period of $450 million of stranded generation costs through a fixed competitive transition charge (fixed CTC);

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	capped rates for TEP retail customers through 2008;
•	an ACC interim review of TEP retail rates in 2004;
•	unbundling of electric services with separate rates or prices for generation, transmission, distribution, metering, meter reading, billing and collection, and ancillary services;
•	a process for alternative energy service providers (ESPs) to become licensed by the ACC to sell generation services at market prices to TEP retail customers;
•	access for TEP retail customers to buy market priced generation services from ESPs beginning in 2000 (currently, no TEP customers are purchasing generation services from ESPs);
•	transmission and distribution services would remain subject to regulation on a cost of service basis; and
•	beginning in 2009, TEP’s generation would be market based and its retail customers would pay the market rate for generation services.

Recent Court Action

In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. In February 2006, the ACC Staff requested that a proceeding be opened to address the issue of retail electric competition. We cannot predict what changes, if any, the ACC will make to the competition rules. Unless and until the ACC clarifies the competition rules and ESPs begin to offer to provide energy in TEP’s service area, it may not be possible for TEP’s retail customers to choose other energy providers. TEP has met all conditions required by the ACC to facilitate electric retail competition, including ACC approval of TEP’s direct access tariffs.

2004 General Rate Case Information

In June 2004, as required by the Settlement Agreement, TEP filed general rate case information with the ACC. TEP’s filing does not propose any change in retail rates, and under the terms of the Settlement Agreement, no rate case filed by TEP through 2008 may result in a net rate increase. However, absent the restriction on raising rates, TEP believes that the data in its filing would justify an increase in retail rates of 16%.

The general rate case information uses a historical test year ended December 31, 2003 and establishes, based on TEP’s standard offer service, that TEP is experiencing a revenue deficiency of $111 million. The rate case information includes, among other things, Springerville Unit 1 costs and other generation costs including fuel costs in excess of those recovered through existing rates. The proposed weighted cost of capital for the test year ended December 31, 2003 is 8.78%, including an 11.5% return on equity (increased from 10.67% currently authorized). The rate case information uses a hypothetical 40% equity capitalization (excluding capital lease obligations) rather than the hypothetical 37.5% equity capitalization used in TEP’s last general rate case. As a result of the inter-company note repayment and the debt repurchases and redemptions made earlier this year, TEP’s equity capitalization (excluding capital lease obligations) at December 31, 2005 improved to 40.5%.

In June 2005, intervenor testimony in TEP’s 2004 rate review was due and several intervenors filed their respective testimony. None of the intervenor testimony filed proposed any increase or decrease to TEP’s rates. In July 2005, an ACC administrative law judge (ALJ) issued a procedural order suspending the remaining testimony filing deadlines and hearing in the 2004 rate review. The order indicated that the ALJ will evaluate the parties’ positions and the need for further proceedings.

Despite TEP’s position that it has a revenue deficiency and the intervenor testimony recommending no change in rates, the ACC could conclude during this 2004 rate review process that TEP should decrease rates; any such determination would be strongly opposed by TEP.

Declaratory Motion Filed with ACC

Given the recent court action described above - Factors Affecting Results of Operations, Competition - the ACC may revise its Rules and rate methodologies prior to January 2009. In an effort to resolve the uncertainty surrounding the methodology that will be applied to determine TEP's rates for generation service after December 31, 2008, TEP filed a motion with the ACC in May 2005 requesting that the ACC issue an order declaring its position regarding the rate treatment that will be afforded to TEP's generation assets after 2008.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

TEP believes that any actions by the ACC should not deny TEP the economic benefits of the Settlement Agreement, and accordingly analyzed how the Settlement Agreement can be modified so as to: (i) preserve the intent of the parties; (ii) avoid a significant increase in rates in 2009; (iii) mitigate a negative financial impact on TEP; and (iv) provide all interested parties with certainty in the near future about TEP’s post-2008 rate structure.

      Procedural orders issued by the ALJ did not rule on TEP's May 2005 motion, but suggested that TEP file a motion to reopen the record approving the Settlement Agreement.

  Motion to Amend the Settlement Agreement

In September 2005, TEP filed a motion and supporting testimony with the ACC to amend the Settlement Agreement. In the motion, TEP proposed the following amendments to extend the benefits and protections set forth in the Settlement Agreement and provide additional price stability for TEP customers:

(1)	The extension of the existing rate freeze at TEP’s current average retail base rate of 8.3 cents per kWh through December 31, 2010;

(2)	The retention of the current CTC amortization schedule;

(3)	The agreement of TEP not to seek base rate treatment for certain generating assets in order to minimize the rates TEP’s customers will eventually pay once the rate freeze has expired; and

(4)
The implementation of an energy cost adjustment mechanism to protect TEP and its customers from energy market volatility, to be effective after December 31, 2008. TEP proposes the establishment of an incremental Energy Cost Adjustment Clause (ECAC). A base amount of retail energy consumption would be served at the existing fixed retail rates and the rate on the incremental amount of retail energy would be capped at an annual proxy set at forward power prices.

In October 2005, a number of participants in TEP’s rate proceedings, including the Staff of the ACC, filed responses to TEP’s motion. Those responses reflect differing interpretations of the Settlement Agreement which established TEP’s existing rate structure and generation service rates. Responses filed by ACC Staff and the Residential Utility Consumer Office disputed TEP’s assertion that the existing rate structure contemplates market-based rates for generation services after December 31, 2008.

TEP filed a reply in support of its motion. The reply stated that the public interest is best served by the ACC taking affirmative action to resolve the questions of how TEP’s rates will be determined after December 31, 2008, avoid significant rate increases for TEP customers, bolster wholesale electric generation and reduce customer risk and exposure to volatile energy costs.

In 2005, the ALJ held a procedural conference. The Chairman of the ACC submitted a letter in support of resolving the issues arising from the Settlement Agreement and the related effect on TEP’s rates. A number of the participants disagreed with aspects of TEP’s request. The ALJ took the motion under advisement.

On January 30, 2006, the ALJ issued a recommended opinion and order, which, if adopted by the ACC, would deny TEP’s motion to amend the Settlement Agreement. The recommended opinion and order acknowledged that there is a fundamental disagreement among the parties to the Settlement Agreement about what is to happen to the rates TEP charges for generation service after December 31, 2008, however concluded it is premature and not in the public interest to reopen the Settlement Agreement because the information necessary to evaluate the request does not yet exist. The recommended opinion and order also orders TEP to file a rate case no later than September 30, 2007, using a test year no earlier than December 31, 2006.

On February 8, 2006, TEP filed exceptions to the ALJ’s recommended opinion and order. In its filing, TEP stated it takes exception to the recommendation because it:

•	fails to resolve the uncertainty over how the ACC interprets the Settlement Agreement’s treatment of TEP’s generation rates beginning in 2009;

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	violates TEP’s right to due process by failing to take evidence on the need to immediately resolve the uncertain situation;
•	erroneously finds that TEP does not seek to charge market-based rates for generation in 2009; and
•
mistakenly directs TEP to file a rate case in 2007 as the procedure for resolving the uncertainty over 2009 generation rates, despite the fact that there is not certainty that the dispute can or will be resolved before 2009.

The ACC is expected to consider the ALJ’s recommended opinion and order in early 2006.

        Transition Recovery Asset

TEP’s Transition Recovery Asset consists of generation-related regulatory assets and a portion of TEP’s generation plant asset costs. Transition costs being recovered through the Fixed CTC include: (1) the Transition Recovery Asset; (2) generation-related plant assets included in Plant in Service on the balance sheet; and (3) excess capacity deferrals related to operating and capital costs associated with Springerville Unit 2 which were amortized as an off-balance sheet regulatory asset through 2003. These transition costs were amortized as follows:

	Years Ended December 31,
	2005	2004	2003
	-Millions of Dollars-
Amortization of Transition Costs Being Recovered through the Fixed CTC:
Transition Costs Being Recovered through the Fixed CTC, beginning of year	$247	$302	$348
Amortization of Transition Recovery Asset Recorded on the Income Statement	(56)	(50)	(32)
Amortization of Generation-Related Plant Assets	(6)	(5)	(5)
Amortization of Excess Capacity Deferrals (off-balance sheet)	-	-	(9)
Transition Costs Being Recovered through the Fixed CTC, end of year	$185	$247	$302

The portion of the Transition Recovery Asset that is recorded on the balance sheet was amortized as follows:

	Years Ended December 31,
	2005	2004	2003
	-Millions of Dollars-
Amortization of Transition Recovery Asset Recorded on the Balance Sheet:
Transition Recovery Asset, beginning of year	$224	$274	$306
Amortization of Transition Recovery Asset Recorded on the Income Statement	(56)	(50)	(32)
Transition Recovery Asset, end of year	$168	$224	$274

The remaining transition costs being recovered through the Fixed CTC differ from the Transition Recovery Asset recorded on the balance sheet as follows:

	December 31,
	2005	2004
	-Millions of Dollars-
Transition Costs Being Recovered through the Fixed CTC, end of year	$185	$247
Unamortized Generation-Related Plant Assets	(17)	(23)
Transition Recovery Asset, end of year	$168	$224

The remaining Transition Recovery Asset balance will be amortized as costs are recovered through rates until TEP has recovered $450 million of transition costs or until December 31, 2008, whichever occurs first.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

OTHER REGULATORY ASSETS AND LIABILITIES

In addition to the Transition Recovery Asset related to TEP’s generation assets, the following regulatory assets and liabilities are being recovered through TEP’s transmission and distribution businesses:

	December 31,
	2005	2004
	-Millions of Dollars-

Other Regulatory Assets
Income Taxes Recoverable through Future Revenues	$40	$45
Current Regulatory Assets	10	10
Other Regulatory Assets	21	14
Total Regulatory Assets	$71	$69
Other Regulatory Liabilities
Net Cost of Removal for Interim Retirements	$75	$67

Regulatory assets of approximately $31 million are not presently included in rate base and consequently are not earning a return on investment. These regulatory assets are being recovered through cost of service or are authorized to be collected in future base rates. Current regulatory assets of $10 million are related to differences between expenses recorded on the accrual basis for GAAP accounting and on a pay-as-you-go basis for regulatory accounting. The remaining recovery period generally ranges from 1 to 1.5 years. Regulatory compliance costs of $13 million require specific rate action and the recovery period will be determined in the next rate case with the ACC. The remaining $8 million represents unamortized loss on reacquired debt that is not included in rate base, but the amortization of these costs is included in the ratemaking calculation of the cost of debt, which is a component of the cost of capital (rate of return). The unamortized loss on reacquired debt is amortized over the life of the underlying debt issue. All regulatory assets are probable of recovery.

See Note 3 for a discussion of the amounts included in Other Regulatory Liabilities.

INCOME STATEMENT IMPACT OF APPLYING FAS 71

The amortization of TEP’s regulatory assets had the following effect on UniSource Energy’s and TEP’s income statements:

	Years Ended December 31,
	2005	2004	2003
	-Millions of Dollars-
Operating Expenses
Amortization of Transition Recovery Asset	$56	$50	$32
Interest Expense
Long-Term Debt	2	-	-
Income Taxes	5	5	7
Total	$63	$55	$39

If TEP had not applied FAS 71 in these years, the above amounts would have been reflected in the income statements in prior periods.  The reclassification of TEP’s generation-related regulatory assets to the Transition Recovery Asset shortened the amortization period for these assets to nine years.

FUTURE IMPLICATIONS OF DISCONTINUING APPLICATION OF FAS 71

TEP continues to apply FAS 71 to its regulated operations, which include the transmission and distribution portions of its business. TEP regularly assesses whether it can continue to apply FAS 71 to these operations. If

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

TEP stopped applying FAS 71 to its remaining regulated operations, it would write off the related balances of its regulatory assets as an expense and its regulatory liabilities as income on its income statement. Based on the regulatory asset balances, net of regulatory liabilities, at December 31, 2005, if TEP had stopped applying FAS 71 to its remaining regulated operations, it would have recorded an extraordinary after-tax loss of approximately $98 million. While regulatory orders and market conditions may affect cash flows, TEP’s cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.

UNS GAS RATES AND REGULATION

Rates and Regulation

UNS Gas is regulated by the ACC with respect to retail gas rates, the issuance of securities, and transactions with affiliated parties. UNS Gas’ retail gas rates include a monthly customer charge, a base rate charge for delivery services and the cost of gas (expressed in cents per therm), and a PGA mechanism.

Concurrent with the closing of the acquisition, a retail rate increases for customers of UNS Gas went into effect in August 2003. The rate increase was approved by the ACC in July 2003, when it approved the acquisition and the terms of the April 2003 settlement agreement (UES Settlement Agreement) among UniSource Energy, Citizens, and the ACC Staff.

The related ACC order and the UES Settlement Agreement include the following terms related to UNS Gas rates:

•	An increase in retail delivery base rates, effective August 11, 2003, equivalent to a 20.9% overall increase over 2001 test year retail revenues through a base rate increase.
•
Fair value rate base of $142 million and allowed rate of return of 7.49%, based on a cost of capital of 9.05%, derived from a cost of equity of 11.00% and a cost of debt of 7.75% (based on a capital structure of 60% debt and 40% equity).

•	The existing PGA rate may not change more than $0.15 per therm through July 2004. Thereafter, the PGA rate may not change more than $0.10 per therm.

Under the terms of the ACC order, UNS Gas may not file a general rate increase until July 2006 and any resulting rate increase shall not become effective prior to August 1, 2007.

The UES Settlement Agreement also limits dividends payable by UNS Gas to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Gas is 44% at December 31, 2005.

Recent Regulatory Action

The following table shows the balance of purchased gas costs:

	December 31,
	2005	2004
	-Millions of Dollars-
Under Recovered Purchased Gas Costs - Regulatory Basis as Billed	$16	$9
Under Recovered Purchased Gas Costs - Unbilled Revenue	(10)	(7)
Under Recovered Purchased Gas Costs (PGA) Included on the Balance Sheet	$6	$2

In August 2005, UNS Gas filed a request with the ACC to approve an increase in the PGA surcharge from $0.03 per therm to $0.27 per therm to be effective October 1, 2005. An increase was necessary to allow for the recovery of the existing PGA bank balance and recover projected costs of gas during the winter season.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On October 19, 2005, the ACC approved the following PGA surcharges:

Surcharge Amount Per Therm	Period In Effect
$0.15	November 2005 - February 2006
$0.25	March 2006 - April 2006
$0.30	May 2006 - June 2006
$0.35	July 2006 - September 2006
$0.25	October 2006 - November 2006
$0.20	December 2006 - February 2007
$0.25	March 2007 - April 2007

Currently, this PGA surcharge is predicted to stem the growth of the PGA bank balance. However, if gas prices increase, the PGA bank balance may continue to grow despite this surcharge. Sources to fund the growing balance could include an additional surcharge, draws on the revolving credit facility, additional credit lines or the investment of additional capital by UniSource Energy. Based on market prices for gas at February 3, 2006, which range from $7 to $9 per MMBtu through the end of 2006, the PGA bank balance is expected to be $11 million by March 31, 2006 and $5 million by December 31, 2006. Changes in the market price for gas could significantly change the PGA bank balance in the future. The PGA bank balance was $16 million at December 31, 2005.

Regulatory Assets and Liabilities

In addition to the Under Recovered Purchase Gas Costs balance, UNS Gas has recorded regulatory liabilities for the Net Cost of Removal for Interim Retirements from its distribution and general plant of $3 million as of December 31, 2005 and $2 million as of December 31, 2004.

Income Statement Impact of Applying FAS 71

If UNS Gas had not applied FAS 71, net income would have been $2 million less in 2005 and $1 million higher in 2004, primarily as a result of gas costs being expensed rather than deferred as a regulatory asset.

Future Implications of Discontinuing Application of FAS 71

UNS Gas’s regulatory liabilities exceeded its regulatory assets by $3 million at December 31, 2005. At December 31, 2004, UNS Gas’s regulatory liabilities exceeded its regulatory assets by $1 million. UNS Gas regularly assesses whether it can continue to apply FAS 71 to its operations. If UNS Gas stopped applying FAS 71 to its regulated operations, UNS Gas would write off the related balance of its regulatory assets as an expense and would write off its regulatory liabilities as income on its income statement. Based on the regulatory asset and liability balances, if UNS Gas had stopped applying FAS 71 to its regulated operations, UNS Gas would have recorded an extraordinary after-tax loss of $2 million at December 31, 2005. UNS Gas’s cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.

UNS ELECTRIC RATES AND REGULATION

Rates and Regulation

UNS Electric is regulated by the ACC with respect to retail electric rates, the issuance of securities, and transactions with affiliated parties, and by the FERC with respect to wholesale power contracts and interstate transmission service.

Concurrent with the closing of the acquisition, a retail rate increase for customers of UNS Electric went into effect on August 11, 2003. The rate increase was approved by the ACC on July 3, 2003, when it approved the acquisition and the terms of the April 1, 2003 settlement agreement (UES Settlement Agreement) among UniSource Energy, Citizens, and the ACC Staff.

The ACC order and UES Settlement Agreement include the following terms related to UNS Electric rates:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•
A 22% overall increase in retail rates effective August 11, 2003 from the rates previously in effect for Citizens. This reflects the implementation of a PPFAC of $0.01825 per kWh, which combined with the current base purchased power rate of $0.05194 per kWh, results in a new PPFAC rate of $0.07019. This allows UNS Electric to fully recover the cost of purchased power under its current contract with its sole energy supplier, Pinnacle West Capital Corporation (PWCC).

•
UNS Electric must attempt to renegotiate the PWCC purchase power contract, and any savings that result from a renegotiated contract must be allocated in a ratio of 90% to ratepayers and 10% to shareholders.

Under the terms of the ACC order, UNS Electric may not file a general rate increase until July 2006 and any resulting rate increase shall not become effective prior to August 1, 2007.

The UES Settlement Agreement also limits dividends payable by UNS Electric to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Electric was 45% at December 31, 2005.

Regulatory Assets and Liabilities

UNS Electric’s regulatory liabilities were as follows:

	December 31,
	2005	2004
	-Millions of Dollars-
Current Regulatory Liabilities
Deferred Environmental Portfolio Surcharge	$2	$1
Other Regulatory Liabilities
Over Recovered Purchase Power Costs	4	3
Net Cost of Removal for Interim Retirements	1	1
Total Regulatory Liabilities	$7	$5

As of December 31, 2005, UNS Electric has $6 million of regulatory liabilities that are not included in rate base.

Income Statement Impact of Applying FAS 71

If UNS Electric had not applied FAS 71, net income would have been $1 million higher in 2005 and $2 million higher in 2004, primarily as a result of power costs being expensed rather than deferred as a regulatory liability.

Future Implications of Discontinuing Application of FAS 71

UNS Electric regularly assesses whether it can continue to apply FAS 71 to its operations. If UNS Electric stopped applying FAS 71 to its regulated operations, it would write off the related balances of their regulatory assets as an expense and would write off its regulatory liabilities as income on their income statement. Based on the regulatory asset and liability balances, if UNS Electric had stopped applying FAS 71 to its regulated operations, it would have recorded an extraordinary after-tax gain of $4 million at December 31, 2005. UNS Electric’s cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.

NOTE 3. ACCOUNTING CHANGE: ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

As of December 31, 2005, TEP implemented FIN 47. The implementation of FIN 47 required TEP to update an existing inventory, originally created for the implementation of FAS 143, and to determine which, if any, of the conditional asset retirement obligations could be reasonably estimated. The significant conditional asset retirement obligations identified include the removal and disposal of asbestos at the Sundt Generating Station and

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

remediation of the evaporative ponds upon decommissioning of our generating stations and the disposal of equipment contaminated with polychlorinated biphenlys (PCBs) in our distribution system.

The ability to reasonably estimate conditional asset retirement obligations was a matter of management judgment, based upon management’s ability to estimate a settlement date or range of settlement dates, a method or potential method of settlement and probabilities associated with the potential dates and methods of settlement of TEP’s conditional asset retirement obligations. In determining whether its conditional asset retirement obligations could be reasonably estimated, management considered TEP’s past practices, industry practices, management’s intent and the estimated economic life of the assets. The fair value of the conditional asset retirement obligations were then estimated using an expected present value technique.

TEP measured the conditional asset retirement obligations at fair value using the methodology prescribed by FIN 47. The transition provisions of FIN 47 required TEP to apply this measurement back to the historical periods in which the conditional asset retirement obligations were incurred, resulting in a re-measurement of these obligations at the latter of the date that the related assets were placed into service or the date that the applicable law or environmental regulation became effective. The fair values of the conditional asset retirement obligations were then estimated using a probability-weighted, discounted cash flow model with multiple scenarios, if applicable. The present value of future estimated cash flows was calculated using a credit-adjusted, risk-free rate in order to determine the fair value of the conditional asset retirement obligations at the time of implementation of FIN 47.

Upon implementation of FIN 47, we recorded an asset retirement obligation of $16 million at its net present value of $3 million, increased depreciable assets by an immaterial amount for asset retirement costs and recognized the cumulative effect of accounting change as a loss of less than $1 million net of tax.

The following table illustrates on a pro forma basis the amount of the asset retirement obligation as if FAS 143 had been applied during 2004 and 2003. These pro forma amounts are estimated based upon the information, assumptions, and interest rates used to measure the liability for conditional asset retirement obligations recognized upon implementation of FIN 47 as of December 31, 2005.

	Years Ended December 31,
	2005 Actual	2004 Pro Forma	2003 Pro Forma
	-Thousands of Dollars-
Asset Retirement Obligation, beginning of year	$2,454	$2,277	$2,113
Accretion Expense	190	177	164
Asset Retirement Obligation, end of year	$2,644	$2,454	$2,277

The following tables illustrate on a pro forma basis the effect on UniSource Energy’s net income and earnings per share and TEP’s net income as if FIN 47 had been in effect for all income statement periods presented:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

UniSource Energy:

	Years Ended December 31,
	2004	2003
	-Thousands of Dollars-
	(except per share data)
Net Income - As Reported	$45,919	$113,941
Adjustment to accrued expense (net of tax) as if FIN 47 had been applied effective January 1, 2003	(107)	(99)
Pro Forma Net Income	$45,812	$113,842
Basic Earnings per Share:
As Reported	$1.34	$3.37
Adjustment to accrued expense (net of tax) as if FIN 47 had been applied effective January 1, 2003	-	-
Pro Forma	$1.34	$3.37
Diluted Earnings per Share:
As Reported	$1.31	$3.32
Adjustment to accrued expense (net of tax) as if FIN 47 had been applied effective January 1, 2003	-	-
Pro Forma	$1.31	$3.32

TEP:

	Years Ended December 31,
	2004	2003
	-Thousands of Dollars-
	(except per share data)
Net Income - As Reported	$46,127	$128,913
Adjustment to accrued expense (net of tax) as if FIN 47 had been applied effective January 1, 2003	(107)	(99)
Pro Forma Net Income	$46,020	$128,814

TEP has identified legal obligations to retire generation plant assets specified in land leases for its jointly-owned Navajo and Four Corners Generating Stations. The land on which these stations reside is leased from the Navajo Nation. The provisions of the leases require the lessees to remove the facilities upon request of the Navajo Nation at the expiration of the leases. TEP also has certain environmental obligations at the San Juan Generating Station (San Juan). TEP has estimated that its share of the cost to remove the Navajo and Four Corners facilities and to settle the San Juan environmental obligations will be approximately $38 million at the date of retirement. No other legal obligations to retire generation plant assets were identified. As of December 31, 2002, TEP had accrued $113 million for the final decommissioning of its generating facilities. As discussed below, this amount was reversed for 2002 and included as part of the cumulative effect of accounting change adjustment when FAS 143 was adopted on January 1, 2003.

On November 12, 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owns the partially constructed natural gas-fired Luna Energy Facility (Luna) in southern New Mexico. Luna is designed as a 570-MW combined cycle plant and is expected to be operational by the summer of 2006. The new owners assumed asset retirement obligations to remove certain piping and evaporation ponds and to restore the ground to its original condition. TEP has estimated its share to settle the obligations will be approximately $2 million at the date of retirement.

TEP and UES have various transmission and distribution lines that operate under land leases and rights of way that contain end dates and restorative clauses. TEP and UES operate their transmission and distribution

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

systems as if they will be operated in perpetuity and would continue to be used or sold without land remediation. As a result, TEP and UES are not recognizing the costs of final removal of the transmission and distribution lines in their financial statements. As of December 31, 2005, TEP had accrued $75 million and UES had accrued $4 million for the net cost of removal for interim retirements from its transmission, distribution and general plant. As of December 31, 2004, TEP had accrued $67 million and UES had accrued $2 million for these removal costs. These amounts are reflected in the financial statements as a regulatory liability.

Upon implementation of FAS 143 on January 1, 2003, TEP recorded an asset retirement obligation of $38 million at its net present value of $1.1 million, increased depreciable assets by $0.1 million for asset retirement costs, reversed $112.8 million of costs previously accrued for final removal from accumulated depreciation, reversed previously recorded deferred tax assets of $44.2 million and recognized the cumulative effect of accounting change as a gain of $111.7 million ($67.5 million net of tax). The implementation of FAS 143 also resulted in a $6 million reduction of current depreciation expense charged throughout the year because asset retirement costs are no longer recorded as a component of depreciation expense.

Asset retirement obligation amounts are subject to various assumptions and determinations, such as determining whether a conditional or legal obligation exists to remove assets, estimating the fair value of the costs of removal, estimating when final removal will occur, and the credit-adjusted risk-free interest rates to be used to discount future liabilities. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as expense for asset retirement obligations.

If TEP retires any asset at the end of its useful life, without a legal obligation to do so, it will record retirement costs at that time as incurred or accrued. TEP does not believe that the implementation of FAS 143 will result in any change in retail rates since all matters relating to the rate-making treatment of TEP’s generating assets were determined pursuant to the TEP Settlement Agreement.

NOTE 4. SEGMENT AND RELATED INFORMATION

Based on the way we organize our operations and evaluate performance, we have three reportable segments:

(1)	TEP, a vertically integrated electric utility business, is UniSource Energy’s largest subsidiary.
(2)
UNS Gas is a regulated gas distribution business. Results from UNS Gas are for the calendar years ended December 31, 2005 and 2004 and for the period from August 11, 2003 through December 31, 2003 (see Note 1).

(3)
UNS Electric is a regulated electric distribution utility business. Results from UNS Electric are for the calendar years ended December 31, 2005 and 2004 and for the period from August 11, 2003 through December 31, 2003 (see Note 1).

The UniSource Energy, UES and Millennium holding companies, UED, and several other subsidiaries and equity investments, which are not considered reportable segments, are included in All Other. All Other also includes the results of operations of Global Solar. As discussed in Note 19, at March 31, 2006, all of the common stock of Global Solar was sold and the results of operations of Global Solar are reported as discontinued operations for all periods presented. Through affiliates, Millennium holds investments in several unregulated energy and emerging technology companies. UED, a wholly-owned subsidiary of UniSource Energy, developed generating resources and performed other project development activities, including the expansion of the Springerville Generating Station.

Significant revenues and expenses included in All Other include the following:

•
In 2005, Millennium recorded its share of income related to a gain on the sale of an investment by one of its investees. Millennium also recognized an impairment loss in 2005 related to the sale of one of its investments in January 2006.

•	In 2004, Millennium recorded its share of income and losses related to gains and losses on sales of investments by its investees.
•	In 2004, UED recognized an impairment loss on the entire $2 million balance of a note receivable.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	In 2003, UED received a development fee (including accrued interest on development funds advanced) of $11 million in connection with expansion of the Springerville Generating Station. See Note 13.

Significant reconciling adjustments consist of the elimination of intercompany activity and balances. Millennium’s subsidiaries also recorded revenue from transactions with TEP of $12 million in 2005, $13 million in 2004 and $8 million in 2003. TEP’s related expense is reported in Other Operations and Maintenance expense on its income statement. Millennium’s revenue and TEP’s related expense are eliminated in UniSource Energy consolidation. Other significant reconciling adjustments include the elimination of investments in subsidiaries held by UniSource Energy, the intercompany note between UniSource Energy and TEP, the related interest income and expense on the note and reclassifications of deferred tax assets and liabilities. UniSource Energy repaid the intercompany note in 2005. See Note 9.

As discussed in Note 1, we record our percentage share of the earnings of affiliated companies when we hold a 20% to 50% voting interest, except for investments where we provide all of the financing, in which case we recognize 100% of the losses. Our portion of the net income (loss) of the entities in which TEP and Millennium own a 20-50% interest or have the ability to exercise significant influence is shown below in Net Income (Loss) from Equity Method Entities.

We disclose selected financial data for our reportable segments in the following tables:

	Reportable Segments
2005	TEP	UNS Gas	UNS Electric	All Other	Reconciling Adjustments	UniSource Energy
Income Statement	-Millions of Dollars-
Operating Revenues - External	$935	$138	$150	$1	$-	$ 1,224
Operating Revenues - Intersegment	2	-	-	13	(15)	-
Depreciation and Amortization	115	7	10	1	-	133
Amortization of Transition Recovery Asset	56	-	-	-	-	56
Interest Income	21	-	-	-	(1)	20
Net Income from Equity Method Entities	-	-	-	2	-	2
Interest Expense	140	6	5	11	(2)	160
Income Tax Expense (Benefit)	34	3	3	(2)	-	38
Discontinued Operations - Net of Tax	-	-	-	(5)	-	(5)
Net Income (Loss)	48	5	5	(12)	-	46
Cash Flow Statement
Net Cash Flows - Operating Activities	243	14	21	(2)	-	276
Net Cash Flows - Investing Activities - Capital Expenditures	(150)	(23)	(30)	-	-	(203)
Net Cash Flows - Investing Activities - Investments in and Loans to Equity Method Entities	-	-	-	(5)	-	(5)
Net Cash Flows - Investing Activities - Other	21	-	-	17	-	38
Net Cash Flows - Financing Activities	(174)	15	8	37	(1)	(115)
Balance Sheet
Total Assets	2,575	233	161	1,043	(874)	3,138
Investments in Equity Method Entities	2	-	-	25	-	27

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2004
Income Statement
Operating Revenues - External	$887	$129	$144	$5	$-	$1,165
Operating Revenues - Intersegment	2	-	-	14	(16)	-
Depreciation and Amortization	117	5	9	1	-	132
Amortization of Transition Recovery Asset	50	-	-	-	-	50
Interest Income	29	-	-	-	(9)	20
Net Income from Equity Method Entities	-	-	-	6	-	6
Interest Expense	157	6	5	9	(9)	168
Income Tax Expense (Benefit)	35	4	3	(5)	-	37
Discontinued Operations - Net of Tax	-	-	-	(5)	-	(5)
Net Income (Loss)	46	6	4	(10)	-	46
Cash Flow Statement
Net Cash Flows - Operating Activities	275	21	19	(3)	(5)	307
Net Cash Flows - Investing Activities - Capital Expenditures	(130)	(19)	(19)	-	1	(167)
Net Cash Flows - Investing Activities - Investments in and Loans to Equity Method Entities	-	-	-	(4)	-	(4)
Net Cash Flows - Investing Activities - Other	4	-	-	11	-	15
Net Cash Flows - Financing Activities	(101)	(1)	(2)	2	4	(98)
Balance Sheet
Total Assets	2,742	201	135	961	(852)	3,187
Investments in Equity Method Entities	2	-	-	34	-	36

2003
Income Statement
Operating Revenues - External	$851	$47	$56	$17	$-	$971
Operating Revenues - Intersegment	1	-	-	9	(10)	-
Depreciation and Amortization	121	2	3	2	-	128
Amortization of Transition Recovery Asset	32	-	-	-	-	32
Interest Income	31	-	-	-	(11)	20
Net Loss from Equity Method Entities	-	-	-	(3)	-	(3)
Interest Expense	161	2	2	12	(10)	167
Income Tax Expense (Benefit)	21	1	1	(6)	-	17
Discontinued Operations - Net of Tax	-	-	-	(7)	-	(7)
Net Income (Loss)	129	1	2	(18)	-	114
Cash Flow Statement
Net Cash Flows - Operating Activities	261	5	8	(11)	-	263
Net Cash Flows - Investing Activities - Capital Expenditures	(122)	(9)	(5)	(1)	-	(137)
Net Cash Flows - Investing Activities - Investments in and Loans to Equity Method Entities	-	-	-	(2)	-	(2)
Net Cash Flows - Investing Activities - Other	11	(137)	(84)	(2)	-	(212)
Net Cash Flows - Financing Activities	(141)	149	93	(3)	-	98
Balance Sheet
Total Assets	2,767	185	125	883	(825)	3,135
Investments in Equity Method Entities	5	-	-	31	-	36

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5. ACCOUNTING FOR DERIVATIVE INSTRUMENTS, TRADING ACTIVITIES AND HEDGING ACTIVITIES

TEP enters into forward contracts to purchase or sell a specified amount of capacity or energy at a specified price over a given period of time, within established limits to take advantage of favorable market opportunities and reduce exposure to energy price risk resulting from generation and procurement of power. In general, TEP enters into forward power purchase contracts when market conditions provide the opportunity to purchase energy for its load at prices that are below the marginal cost of its supply resources or to supplement its own resources (e.g., during plant outages and summer peaking periods). TEP enters into forward power sales contracts when it forecasts that it has excess supply and the market price of energy exceeds its marginal cost. In addition, TEP has a natural gas supply agreement under which it purchases all of its gas requirements at spot market prices from Southwest Gas Corporation (SWG). In an effort to minimize price risk on these purchases, TEP enters into price swap agreements under which TEP purchases gas at fixed prices and simultaneously sells gas at spot market prices.

All of TEP’s forward power sale contracts and forward power purchase contracts meet the definition of a derivative. A portion of TEP’s forward power contracts are considered to be normal purchases and sales and, therefore, are not required to be marked to market. However, some of TEP’s forward power contracts and all of the gas swap agreements are considered to be derivatives, which are required to be marked to market each reporting period. Certain of these forward power contracts, as well as the gas swaps, are accounted for as cash flow hedges. Unrealized gains and losses resulting from the change in the fair value of derivatives that meet the criteria for cash flow hedge accounting are recorded in Other Comprehensive Income, a component of Common Stock Equity, rather than in current earnings. The unrealized gains and losses are reclassified into earnings when the related transactions settle or terminate. The change in fair value of forward power contracts considered derivatives that are not accounted for as cash flow hedges is recorded in Net Income. There were no gains or losses recognized in Net Income related to hedge ineffectiveness because all cash flow hedges are considered to be effective.

The unrealized gains and losses that TEP reclassified into earnings from Other Comprehensive Income were
$6 million in 2005, less than $1 million in 2004 and in 2003.

TEP manages the risk of counterparty default by performing financial credit reviews, setting limits, monitoring exposures, requiring collateral when needed, and using a standardized agreement which allows for the netting of current period exposures to and from a single counterparty.

UNS Gas and UNS Electric do not currently have any contracts that are required to be marked to market. UNS Gas does have a natural gas supply and management agreement under which it purchases substantially all of its gas requirements at market prices from BP Energy Company (BP). However, the contract terms allow UNS Gas to lock in fixed prices on a portion of its gas purchases by entering into fixed price forward contracts with BP at various times during the year. This enables UNS Gas to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of locking in fixed prices on at least 45% and not more than 80% of the expected monthly gas consumption prior to entering into the month. These forward contracts, as well as the main gas supply contract, meet the definition of normal purchases and therefore are not required to be marked to market.

MEG, a wholly-owned subsidiary of Millennium, enters into swap agreements, options and forward contracts relating to Emissions Allowances. MEG marks its trading contracts to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

The market prices used to determine fair values for TEP and MEG’s derivative instruments are estimated based on various factors including broker quotes, exchange prices, over the counter prices and time value.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The net pre-tax gains and losses from TEP and MEG’s derivative activities were as follows:

	Years Ended December 31,
	2005	2004	2003
	-Millions of Dollars-
TEP:
Net Unrealized Loss on Forward Power Sales - Cash Flow Hedges	$(1)	$-	$-
Net Realized Loss on Forward Power Sales - Cash Flow Hedges	(1)	-	-
Net Unrealized Gain (Loss) on Forward Power Sales	1	2	(1)
Net Unrealized Loss on Forward Power Purchases	(2)	-	-
Net Unrealized Gain on Gas Price Swaps	11	3	-
Net Realized Gain on Gas Price Swaps	7	-	-
MEG:
Net (Loss) Gain from Trading Activities	(1)	1	1

The fair value of TEP and MEG’s derivative assets and liabilities were as follows:

	December 31,
	2005	2004
	-Millions of Dollars-
TEP:
Derivative Assets - Current	$12	$2
Derivative Assets - Noncurrent	4	1
Derivative Liabilities - Current	3	-
Derivative Liabilities - Noncurrent	1	-
MEG:
Trading Assets - Current	24	71
Trading Assets - Noncurrent	14	6
Trading Liabilities - Current	(24)	(65)
Trading Liabilities - Noncurrent	(1)	-

Beginning January 1, 2004, the settlement of forward purchase and sales contracts that do not result in physical delivery are recorded net as a component of Electric Wholesale Sales in TEP’s income statement. During 2005, $15 million in sales were netted against $16 million in purchases and in 2004, $5 million in sales were netted against $5 million in purchases.

In accordance with UniSource Energy’s intention to cease making capital contributions to Millennium, Millennium has significantly reduced the holdings and activity of MEG. MEG is in the process of winding down its activities and will not engage in any significant new activities after 2005.

CONCENTRATION OF CREDIT RISK

As of December 31, 2005, TEP had total credit exposure of $41 million related to its wholesale marketing and gas hedging activities, of which two counterparties composed greater than 10% of the total credit exposure. As of December 31, 2005, MEG had total credit exposure related to its trading activities of $14 million and was concentrated primarily with one counterparty. As of December 31, 2005, UNS Gas had a total credit exposure related to its gas supply contracts of $9 million, primarily related to its relationship with one counterparty. Counterparty credit exposure is calculated by adding any outstanding receivables (net of amounts payable if a netting agreement exists) to the mark-to-market value of any forward contracts.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6. COMMITMENTS AND CONTINGENCIES

TEP COMMITMENTS

Purchase and Transportation Commitments

 In 2003, the ACC issued the Track B Order which defined the competitive bidding process TEP must use to obtain capacity and energy requirements beyond what is supplied by TEP’s existing resources for the period 2003 through 2006. TEP estimated this to be approximately 0.5% of its retail load in the first year and gradually increasing over the period. This order further required TEP to bid out short-term energy purchases that it estimated it will make in the 2003 to 2006 period. The order does not require TEP to purchase any power that it deems to be uneconomical, unreasonable or unreliable. The Track B Order did not address TEP’s purchased power or asset acquisitions occurring subsequent to the 2003 competitive solicitation. In 2003, TEP entered into two power purchase agreements for the period 2003 through 2006 as listed below:

•
PPL Energy Plus, LLC supplied 37 MW from June 2003 through December 2003 and supplies 75 MW from January 2004 through December 2006, under a unit contingent contract. PPL assigned this contract to Arizona Public Service (APS) in May 2005 when APS purchased the Sundance generating units from PPL.

•	Panda Gila River generating station supplied 50 MW on-peak from June through September, from 2003 through 2005, under a unit contingent contract between TEP and Panda Gila River, L.P.

 TEP made payments under these contracts of $18 million in 2005, $14 million in 2004, and $8 million in 2003.

TEP has several long-term contracts for the purchase and transportation of coal with expiration dates from 2006 through 2020. The total amount paid under these contracts depends on the number of tons of coal purchased and transported. All of these contracts (i) include a price adjustment clause that will affect the future cost of coal and (ii) require TEP to pay a take-or-pay charge or liquidated damages if certain minimum quantities of coal are not purchased and/or transported. TEP’s present fuel requirements are in excess of the take-or-pay minimums. At times, TEP has purchased coal from other suppliers, resulting in take-or-pay minimum charges, but a lower overall cost of fuel. TEP made payments under these contracts of $175 million in 2005 and 2004 and $167 million in 2003.

TEP has a Gas Procurement Agreement with Southwest Gas Corporation that expires in June 2006. TEP has been negotiating with SWG for a new supply agreement but the uncertainty of the changes on the El Paso Natural Gas (EPNG) pipeline in EPNG’s current rate proceeding has prevented TEP and SWG from agreeing to any long-term supply agreement. TEP has negotiated interim supply terms with SWG starting January 1, 2006 that do not have a minimum volume obligation. This arrangement goes from month to month until terminated by either party with a 30 day notice. TEP made total payments for commodity and transportation under this contract of $43 million in 2005 and $34 million in 2004 and 2003.

In November 2005, TEP entered into a natural gas Transportation Supply Agreement (TSA) with EPNG to fuel TEP’s portion of the Luna facility. The TSA provides 30,000 MMBtu of capacity from May through September, and 24,000 MMBtu of capacity from October to April. The contract begins in February 2006 and has an initial term of three years.

At December 31, 2005, TEP estimates that future minimum payments under the contracts for purchased power, coal, and gas referred to above are as follows:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Minimum
Purchase
Obligations
-Millions of Dollars-

2006	$107
2007	82
2008	82
2009	79
2010	79
Total 2006 - 2010	429
Thereafter	282
Total	$711

Operating Leases

TEP, Millennium, UES and UED have entered into operating leases, primarily for office facilities and computer equipment, with varying terms, provisions, and expiration dates. UniSource Energy’s consolidated operating lease expense was $2 million in 2005 and $3 million in each of 2004 and 2003. TEP’s operating lease expense was $1 million in 2005 and 2004 and $2 million in 2003. UniSource Energy and TEP’s estimated future minimum payments under non-cancelable operating leases at December 31, 2005 are as follows:

	UniSource Energy	TEP
	-Millions of Dollars-

2006	$2	$1
2007	2	1
2008	2	1
2009	1	1
2010	1	-
Total 2006 - 2010	8	4
Thereafter	3	-
Total	$11	$4

Environmental Regulation

The 1990 Federal Clean Air Act Amendments call for reductions of SO2 and nitrogen oxide (NOx) emissions in two phases. TEP is subject only to Phase II of the SO2 and NOx emissions reductions which was effective January 1, 2000. All of TEP’s generating facilities (except existing internal combustion turbines) are affected. TEP capitalized less than $1 million in 2005, $9 million in 2004, and $11 million in 2003 in construction costs to comply with environmental requirements and expects to capitalize $3 million in 2006 and $10 million in 2007. These amounts exclude the upgraded emissions control equipment at the Springerville Generating Station that was paid for by the Unit 3 project and recorded at zero basis by TEP. See Note 13. In addition, TEP recorded expenses of $11 million in 2005, $9 million in 2004 and $8 million in 2003 related to environmental compliance, including the cost of lime used to scrub the stacks.  TEP expects environmental expenses to be $11 million in 2006 and 2007.

In 1993, TEP’s generating units affected by Phase II were allocated SO2 Emissions Allowances based on past operational history. Beginning in the year 2000, Phase II generating units were required to hold Emissions Allowances equal to the level of emissions in the compliance year or pay penalties and offset excess emissions in future years. TEP had sufficient Emissions Allowances to comply with the Phase II SO2 regulations for compliance year 2005. However, due to potential changes in the legislation affecting SO2 Emission Allowances allocation, TEP may have to purchase additional Emissions Allowances for future compliance years 2010 or beyond.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The EPA has issued a determination that coal and oil-fired electric utility steam generating units must control their mercury emissions. On March 15, 2005, the EPA adopted regulations relating to mercury emissions under Section 111 of the Clean Air Act. Additional rule-making procedures will take place at the state level prior to implementation of the new regulations. TEP is analyzing the potential impact of the regulations on its operations. Until these state procedures are adopted, TEP can not determine if it will be significantly affected. If TEP is not allocated sufficient allowances for its current emissions, it may have to purchase additional allowances on the market, or implement additional controls to reduce emissions. TEP may incur additional costs to comply with recent and future changes in federal and state environmental laws, regulations and permit requirements at existing electric generating facilities. Compliance with these changes may result in a reduction in operating efficiency.

Income Tax Assessments

In 2004, the Company settled the audit of state income tax returns for the period 1990 - 2000 with the Arizona Department of Revenue. As a result, UniSource Energy and TEP recorded $1 million of income.  Expense of $1 million had been recorded at TEP and Nations Energy in 2003 when the preliminary audit report was received. No additional tax assessments were levied in 2004. See Recent IRS Action in Note 14.

Sales Tax Assessments

In 2004, the City of Tucson issued its assessment for the 1998 - 2001 sales tax audit.  After reviewing the audit findings, as well as assessing their impact on years subsequent to the audit period, TEP recorded a combined $1 million of sales tax and interest expense. The audit was settled during the first quarter of 2005.

Tucson to Nogales Transmission Line

TEP and UNS Electric are parties to a project development agreement for the joint construction of a 62-mile transmission line from Tucson to Nogales, Arizona. This project was initiated in response to an order by the ACC to improve reliability to UNS Electric’s retail customers in Nogales, Arizona.

In 2002, the ACC approved the location and construction of the proposed 345-kV line along the Western Corridor route subject to a number of conditions, including obtaining all required permits from state and federal agencies. TEP is currently seeking approvals for the project from the Department of Energy (DOE), the US Forest Service, the Bureau of Land Management, and the International Boundary and Water Commission.

The DOE has completed a Final Environmental Impact Statement (EIS) for the project in which it would accept any of the routes in the EIS but, the U.S. Forest Service has indicated the Central route as its preferred alternative, rather than the Western Corridor route.

Based on the alternative proposals and passage of time since it approved the location of the line, the ACC, in January 2005, ordered TEP to review the status of electric service reliability in Nogales, Arizona and the need for the 345-kV line. The ACC also indicated that it would review any new information regarding the location of the proposed transmission line. In December 2005, an Administrative Law Judge (ALJ) for the ACC issued a recommended opinion and order reaffirming the ACC’s original position requiring the construction of the Tucson to Nogales transmission line. After a hearing on the issue, the ACC directed the ALJ to amend the recommendation to direct the Line Siting Committee of the ACC to gather facts related to options for improving service reliability in Nogales, Arizona. TEP expects the ACC to address the ALJ’s amended recommended opinion and order in the first half of 2006.

Through December 31, 2005, approximately $11 million in land acquisition, engineering and environmental expenses have been capitalized related to this project. If TEP does not receive the required approvals, it may be required to expense $9 million of costs that have been capitalized related to the project.

UES COMMITMENTS

UNS Gas has firm transportation agreements with El Paso Natural Gas (EPNG) and Transwestern Pipeline Company (Transwestern) with combined capacity sufficient to meet its load requirements. The EPNG and Transwestern contracts expire in August 2011 and January 2007, respectively. EPNG provides gas transportation

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

service under a converted full requirements contract in which UNS Gas pays a fixed reservation charge. In July 2003, FERC required the conversion of UNS Gas' full requirements status under the EPNG agreement to contract demand starting on September 1, 2003. Upon conversion to contract demand status, UNS Gas now has specific volume limits in each month and specific receipt point rights from the available supply basins (San Juan and Permian). These changes reduced the amount of less expensive San Juan gas available to UNS Gas. The impact, however, is not expected to be material. The annual cost of the EPNG capacity after conversion to contract demand did not change. EPNG filed a rate case in 2005 with new, higher rates to be effective January 2006, subject to refund. Beginning in January 2006, UNS Gas’ volumes average 1,050,000 therms per day in the winter months (November through March) and 310,000 therms per day in the summer months (April through October). The minimum expected annual payment is $7 million based on EPNG’s filed rates. UNS Gas made payments under these contracts of $7 million in 2005 and 2004 and $2 million from August 11, 2003 through December 31, 2003.

UNS Electric imports the power it purchases over the Western Area Power Administration’s (WAPA) transmission lines. UNS Electric’s transmission capacity agreements with WAPA provide for annual rate adjustments and expire in February 2008 and June 2011. The contract that expires in 2008 also contains a capacity adjustment clause. UNS Electric made payments under these contracts of $7 million in 2005, $6 million in 2004 and $2 million from August 11, 2003 through December 31, 2003.

At December 31, 2005, UES estimates its future minimum payments under these contracts to be:

Minimum
Purchase
Obligations
-Millions of Dollars-

2006	$18
2007	14
2008	9
2009	9
2010	8
Total 2006 - 2010	58
Thereafter	8
Total	$66

In February 2006, UNS Gas extended its firm transportation contract with Transwestern through February 2012; the minimum expected annual payment is $2 million from the end of the current contract until contract expiration.

See Note 9 for a description of UES’ long-term debt.

MILLENNIUM COMMITMENTS

Millennium has been authorized to fund its subsidiaries up to an additional $5 million over three years for capital and operations.

TEP CONTINGENCIES

Litigation and Claims Related to San Juan Generating Station

Public Service Company of New Mexico (PNM), operator of San Juan, and the coal supplier to San Juan have been participating in sessions sponsored by the Environmental Protection Agency (EPA) to consider rulemaking for the disposal of coal combustion products because of claims by third parties that San Juan has contaminated water resources in the region as a result of disposing of fly ash in the surface mine pits adjacent to the generating station. In November 2004, a contractor for the EPA released a non-binding preliminary determination that any contamination at San Juan cannot be conclusively attributed to the disposal of fly ash; however, the EPA has not made a final determination. TEP owns 50% of San Juan Units 1 and 2, which equates

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

to 19.8% of the total San Juan Generating Station. TEP does not believe that this issue will have a material adverse impact on TEP or its operations.

Litigation and Claims Related to Navajo Generating Station

On October 15, 2004, Peabody Western Coal Company (Peabody), the coal supplier to the Navajo Generating Station, filed a complaint in the Circuit Court for the City of St. Louis, Missouri against the participants at Navajo, including TEP, for reimbursement of royalties and other costs and breach of the coal supply agreement. The case was removed to Federal District Court Eastern District of Missouri on February 10, 2005. Peabody subsequently filed a motion to remand to superior court. Because TEP owns 7.5% of the Navajo Generating Station, its share of the current claimed damages would be approximately $35 million. TEP believes these claims are without merit and intends to continue to contest them.

Postretirement and Pension Benefit Costs at Navajo Generating Station

In 1996, Peabody filed a lawsuit in Maricopa County Superior Court against the participants at Navajo Generating Station, including TEP, for postretirement benefit costs payable to the coal supplier’s employees under the coal supply agreements. The Navajo participants and Peabody have agreed to stay the discovery process in this litigation to allow the parties additional time to negotiate a potential settlement. To the extent that amounts become estimable and payment probable, TEP will record a liability for additional postretirement benefit costs at the Navajo Generating Station. TEP does not expect any settlement to be material to TEP.

TEP has previously settled claims for postretirement benefit costs with the coal suppliers at Springerville Generating Station and Four Corners Generating Station. The cost of postretirement benefits is included in the cost of coal to San Juan.

Environmental Reclamation at Remote Generating Stations

TEP currently pays on-going reclamation costs related to the coal mines which supply the remote generating stations, and it is probable that TEP will have to pay a portion of final reclamation costs upon mine closure. When a reasonable estimate of final reclamation costs is available, the liability is recognized as a cost of coal over the remaining term of the respective coal supply agreement. TEP estimates its undiscounted final reclamation liability to be $41 million, and the present value of TEP’s liability for final reclamation approximates $11 million at the expiration dates of the coal supply agreements. At December 31, 2005 and 2004, TEP had recorded $2 million and $1 million, respectively, of its post-term reclamation liability, which is included in Other Liabilities in the balance sheets.

Amounts recorded for final reclamation are subject to various assumptions and determinations, such as estimating the costs of reclamation, estimating when final reclamation will occur, and the credit-adjusted risk-free interest rate to be used to discount future liabilities. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as expense for post-term reclamation. TEP does not believe that recognition of its final reclamation obligations will be material to TEP in any single year since recognition occurs over the remaining lives of its coal supply agreements.

RESOLUTION OF SPRINGERVILLE GENERATING STATION COMPLAINT

Environmental activist groups have expressed concerns regarding the construction of any new units at the Springerville Generating Station. In January 2003, environmental activist groups appealed an ACC Order affirming the ACC’s approval of the expansion at the Springerville Generating Station to the Superior Court of the State of Arizona. On October 22, 2003, the Superior Court affirmed the ACC’s issuance of the Certificate of Environmental Compatibility for Springerville Generating Station. The environmental activist groups appealed the Superior Court decision on December 30, 2003 and filed an amended notice of appeal on January 2, 2004 with the Arizona Court of Appeals. In February 2005, the Arizona Court of Appeals upheld the lower court’s ruling affirming the ACC’s approval of the expansion at Springerville Generating Station. In February 2005, the Grand Canyon Trust (GCT), one of the environmental activist groups with this appeal, and TEP reached a settlement under which the GCT agreed to drop all claims against TEP regarding Springerville Generating Station. As part of the settlement, TEP must implement new emission limits at units 1 and 2 of 0.27 lbs per MMbtu for SO2 and 0.22 lbs per MMbtu for NOx both on a 12 month rolling average. In addition, TEP agreed to an 85% removal rate for SO2 based on a 90

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

day rolling average. The upgrades to units 1 and 2, that have been implemented as part of the plant expansion to include units 3 and 4, were already capable of achieving these reductions. The Supreme Court of Arizona denied the other environmental activist group’s petition for review on June 28, 2005.

GUARANTEES AND INDEMNITIES

In the normal course of business, UniSource Energy and certain subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. We enter into these agreements primarily to support or enhance the creditworthiness of a subsidiary on a stand-alone basis. The most significant of these guarantees are:

•	UES’ guarantee of $160 million of aggregate principal amount of senior unsecured notes issued by UNS Gas and UNS Electric to purchase the Citizens Arizona gas and electric utility assets,
•  UES’ guarantee of a $40 million unsecured revolving credit agreement for UNS Gas and UNS Electric,
•
UniSource Energy’s guarantee of approximately $8 million in natural gas transportation and supply payments in addition to building and equipment lease payments for UNS Gas, UNS Electric, and subsidiaries of Millennium, and

•	Millennium’s guarantee of approximately $1 million in building lease payments for a subsidiary at December 31, 2005. Millennium terminated this guarantee on January 12, 2006.

To the extent liabilities exist under the contracts subject to these guarantees, such liabilities are included in UniSource Energy’s consolidated balance sheets.

In addition, UniSource Energy and its subsidiaries have indemnified the purchasers of interests in certain investments from additional taxes due for years prior to the sale of such investments. The terms of the indemnifications provide for no limitation on potential future payments; however, we believe that we have abided by all tax laws and paid all tax obligations. We have not made any payments under the terms of these indemnifications to date.

We believe that the likelihood UniSource Energy, UES, or Millennium would be required to perform or otherwise incur any significant losses associated with any of these guarantees or indemnities is remote.

NOTE 7. UTILITY PLANT AND JOINTLY-OWNED FACILITIES

UTILITY PLANT

The following table shows Utility Plant in Service by company and major class at December 31:

	2005			2004
	- Millions of Dollars -
	TEP	UES	UniSource Energy	TEP	UES	UniSource Energy
Plant in Service:
Electric Generation Plant	$1,233	$5	$1,238	$1,206	$5	$1,211
Electric Transmission Plant	543	15	558	539	13	552
Electric Distribution Plant	883	92	975	823	74	897
Gas Distribution Plant	-	151	151	-	135	135
Gas Transmission Plant	-	18	18	-	12	12
General Plant	140	16	156	146	14	160
Intangible Plant	58	8	66	56	7	63
Electric Plant Held for Future Use	5	1	6	2	1	3
Total Plant in Service	$2,862	$306	$3,168	$2,772	$261	$3,033

Utility Plant under Capital Leases	$723	$1	$724	$723	$1	$724

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Intangible Plant primarily represents computer software costs. TEP’s unamortized computer software costs were $18 million as of December 31, 2005 and $24 million as of December 31, 2004. UES’ unamortized computer software costs were $4 million as of December 31, 2005 and $2 million as of December 31, 2004.

All TEP Utility Plant under Capital Leases is used in TEP’s generation operations.

The depreciable lives currently used by TEP are as follows:

Major Class of Utility Plant in Service	Depreciable Lives

Electric Generation Plant	23-70 years
Electric Transmission Plant	10-50 years
Electric Distribution Plant	24-60 years
General Plant	5-45 years
Intangible Plant	3-10 years

During the second quarter of 2005, a study requested by the participants in the San Juan Generating Station (San Juan) was completed which indicated San Juan’s economic useful life had changed from previous estimates. As a result of the study and other analysis performed, TEP lengthened the estimated useful life of San Juan from 40 to 60 years beginning April 1, 2005. The annual impact of this change in the estimated useful life is a reduction in depreciation expense of $6 million.

During the first quarter of 2004, TEP engaged an independent third party to review the economic estimated useful lives of its owned generating assets in Springerville, Arizona. TEP then hired a different independent third party to perform a depreciation study for its generation assets, taking into consideration the newly determined economic useful life for the Springerville assets, and changes in generation plant life information used by the operators and other participants of the joint power plants in which TEP participates. As a result of these analyses, in July 2004, TEP lengthened the useful lives of various generation assets for periods ranging from 11 to 22 years. Consequently, depreciation rates and the corresponding depreciation expense have been revised to reflect the life extensions. The annual impact of these changes in depreciation rates is a reduction in depreciation expense of $9 million.

See TEP Utility Plant in Note 1 and TEP Capital Lease Obligations in Note 9.

The depreciable lives currently used by UES are as follows:

Major Class of Utility Plant in Service	Depreciable Lives

Electric Generation Plant	23-40 years
Electric Transmission Plant	11-45 years
Electric Distribution Plant	14-26 years
Gas Distribution Plant	17-48 years
Gas Transmission Plant	37-55 years
General Plant	3-33 years

JOINTLY-OWNED FACILITIES

At December 31, 2005, TEP’s interests in generating stations and transmission systems that are jointly-owned with other utilities were as follows:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Percent Owned by TEP	Plant in Service *	Construction Work in Progress	Accumulated Depreciation
	-Millions of Dollars-
San Juan Units 1 and 2	50.0%	$ 303	$ 3	$ 215
Navajo Station Units 1, 2 and 3	7.5	131	3	72
Four Corners Units 4 and 5	7.0	82	-	65
Transmission Facilities	7.5 to 95.0	226	-	154
Luna Energy Facility	33.3	-	36	-
Total		$ 742	$ 42	$ 506

*Included in Utility Plant shown above.

TEP has financed or provided funds for the above facilities and TEP’s share of their operating expenses is reflected in the income statements. See Note 6 for commitments related to TEP’s jointly-owned facilities.

In November 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. (PNMR) each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owned the partially constructed natural gas-fired Luna Energy Facility (Luna). In February 2005, most of the assets of the limited liability company were transferred to the new owners so that each owner directly owns a one-third interest in the plant. Luna is designed as a 570-MW combined cycle plant in southern New Mexico and is expected to be operational by the summer of 2006. Luna is expected to provide TEP with 190 MW of power to serve its wholesale and retail customers. PNM, an affiliate of PNMR, is overseeing the completion of construction and will oversee the operation of Luna.

TEP paid $13 million for its one-third interest in Luna. In 2005, TEP spent $22 million for its one-third share of the costs to complete construction of Luna and purchase necessary inventory items and expects to spend an additional $14 million in 2006. TEP anticipates that internal cash flows will fund its share of the costs related to the plant.

NOTE 8. CREDIT FACILITIES

UNISOURCE ENERGY CREDIT AGREEMENT

In April 2005, UniSource Energy entered into a $105 million five-year credit agreement with a group of lenders (UniSource Credit Agreement) which expires on April 15, 2010. The UniSource Credit Agreement includes a $90 million term loan facility and a $15 million revolving credit facility. Quarterly principal payments of $1 million are due beginning June 30, 2005, with the balance due at maturity. At December 31, 2005, there was $86 million outstanding under the term loan facility at an interest rate of 6.24%. As of December 31, 2005, there were no borrowings outstanding under the revolving credit facility.

We have the option of paying interest on the term loan and on borrowings under the revolving credit facility at LIBOR plus 1.75% or the agent bank’s reference rate plus 0.75%. We paid a commitment fee of 0.50% on the unused portion of the term loan until it was fully drawn in June 2005, and pay a commitment fee of 0.50% on the unused portion of the revolving credit facility.

The UniSource Credit Agreement restricts additional indebtedness, liens, mergers, sales of assets, and certain investments and acquisitions. We must also meet: (1) a minimum cash flow to debt service coverage ratio for UniSource Energy on a standalone basis and (2) a maximum leverage ratio on a consolidated basis. We may pay dividends if, after giving effect to the dividend payment, we have more than $15 million of unrestricted cash and unused revolving credit. As of December 31, 2005, we were in compliance with the terms of the UniSource Credit Agreement.

If an event of default occurs, the UniSource Credit Agreement may become immediately due and payable. An event of default includes failure to make required payments under the UniSource Credit Agreement, failure of

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

UniSource Energy or certain subsidiaries to make payments or default on debt greater than $20 million, or certain bankruptcy events at UniSource Energy or certain subsidiaries.

TEP CREDIT AGREEMENT

In May 2005, TEP entered into a new $401 million Credit Agreement (TEP Credit Agreement) to replace its previous $401 million credit agreement. The TEP Credit Agreement includes a $60 million revolving credit facility and a $341 million letter of credit facility to support $329 million of tax-exempt variable rate bonds. The TEP Credit Agreement expires in May 2010 and is secured by $401 million of 1992 Mortgage Bonds.

The TEP Credit Agreement restricts additional indebtedness, liens, sale of assets and sale-leasebacks agreements. The TEP Credit Agreement also requires TEP to meet a minimum cash coverage ratio and a maximum leverage ratio. If TEP complies with the terms of the TEP Credit Agreement, TEP may pay dividends to UniSource Energy. Certain regulatory actions may cause a decrease in the amount that may be borrowed. As of December 31, 2005, TEP was in compliance with the terms of the TEP Credit Agreement.

If an event of default occurs, the TEP Credit Agreement may become immediately due and payable. An event of default includes failure to make required payments under the TEP Credit Agreement; change in control, as defined; failure of TEP or certain subsidiaries to make payments or default on debt greater than $20 million; or certain bankruptcy events at TEP or certain subsidiaries.

Interest rates and fees under the TEP Credit Agreement are based on a pricing grid tied to TEP’s credit ratings. Letter of credit fees are 0.875% per annum and amounts drawn under a letter of credit would bear interest at LIBOR plus 0.875% per annum. TEP has the option of paying interest on borrowings under the revolving credit facility at LIBOR plus 0.875% or at the agent bank’s reference rate. TEP also pays a commitment fee of 0.20% on the unused portion of the revolving credit facility.

As of December 31, 2005, TEP had no outstanding borrowings under its Revolving Credit Facility. On January 3, 2006, TEP borrowed $50 million under its Revolving Credit Facility. As of March 3, 2006, TEP had $40 million outstanding under its Revolving Credit Facility.

UNS GAS/UNS ELECTRIC REVOLVER

In April 2005, UNS Gas and UNS Electric entered into a $40 million three-year unsecured revolving credit agreement due in April 2008, with a group of lenders (the UNS Gas/UNS Electric Revolver). Either borrower may borrow up to a maximum of $30 million; however, the total combined amount borrowed cannot exceed $40 million.

UNS Gas is only liable for UNS Gas’ borrowings, and similarly, UNS Electric is only liable for UNS Electric’s borrowings under the UNS Electric/UNS Gas Revolver. UES guarantees the obligations of both UNS Gas and UNS Electric.

The borrowers have the option of paying interest at LIBOR plus 1.50% or at the agent bank’s reference rate plus 0.50%. UNS Gas and UNS Electric also pay a commitment fee of 0.45% on the unused portion of the revolving credit facility.

The UNS Gas/UNS Electric Revolver contains restrictions on additional indebtedness, liens, mergers and sales of assets. The UNS Gas/UNS Electric Revolver also contains a maximum leverage ratio and a minimum cash flow to interest coverage ratio for each borrower. As of December 31, 2005, UNS Gas and UNS Electric were each in compliance with the terms of the UNS Gas/UNS Electric Revolver.

If an event of default occurs, the UNS Gas/UNS Electric Revolver may become immediately due and payable. An event of default includes failure to make required payments under the UNS Gas/UNS Electric Revolver; certain change in control transactions, certain bankruptcy events of UNS Gas or UNS Electric, or failure of UES, UNS Gas or UNS Electric to make payments or default on debt greater than $4 million.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2005, UNS Gas had no borrowings outstanding and UNS Electric had $5 million of borrowings outstanding under the UNS Gas/UNS Electric Revolver. As of March 3, 2006, UNS Gas had $5 million outstanding, and UNS Electric had $10 million outstanding under the UNS Gas/UNS Electric Revolver.

NOTE 9. DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt matures more than one year from the date of the financial statements. UniSource Energy and TEP’s long-term debt is summarized in the statements of capitalization.

UNISOURCE ENERGY DEBT

Convertible Senior Notes

In March 2005, UniSource Energy issued $150 million of 4.50% Convertible Senior Notes (Convertible Senior Notes) due 2035. The Convertible Senior Notes are unsecured and are not guaranteed by TEP or any other UniSource Energy subsidiary. Each $1,000 of Convertible Senior Notes is convertible into 26.6667 shares of UniSource Energy Common Stock at any time, representing a conversion price of approximately $37.50 per share of our Common Stock, subject to adjustment in certain circumstances.

Beginning on March 5, 2010, UniSource Energy will have the option to redeem the Convertible Senior Notes, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued interest. Holders of the Convertible Senior Notes may require UniSource Energy to repurchase the Convertible Senior Notes, in whole or in part, for cash on March 1, 2015, 2020, 2025 and 2030, or if certain change of control transactions occur, or our common stock is no longer listed on a national securities exchange. The repurchase price will be 100% of the principal amount of the Convertible Senior Notes plus accrued interest.

Certain of the Convertible Senior Notes features are considered to be embedded derivatives. Based on current accounting requirements, we have concluded that the embedded derivatives either do not have any value or they are not required to be separated from the debt and accounted for separately.

In March 2005, UniSource Energy used $106 million of the net proceeds from this offering to repay the $95 million promissory note to TEP plus accrued interest of $11 million. TEP used these funds, along with borrowings under its revolving credit facility to repurchase and redeem $225 million of fixed rate tax-exempt borrowings. See TEP Debt - Bond Repurchase and Redemptions, below.

Intercompany Notes Payable

In 1998, TEP and UniSource Energy exchanged all the outstanding common stock of TEP on a share-for-share basis for the Common Stock of UniSource Energy in a transaction which resulted in UniSource Energy becoming a holding company with TEP as its subsidiary. Following the share exchange, TEP transferred the stock of Millennium to UniSource Energy for a $95 million promissory note due in 2008. On March 1, 2005, UniSource Energy used $106 million of the $146 million of net proceeds from the convertible debt offering, see above, to repay the $95 million promissory note to TEP plus accrued interest of $11 million. Approximately $25 million of this note represented a gain to TEP. TEP did not record this gain in income. Instead, this gain was reflected as an increase in TEP’s common stock equity when UniSource Energy repaid the note.

In January 2005, UNS Gas established a short-term inter-company promissory note to UniSource Energy that allowed UNS Gas to borrow up to $10 million for general corporate purposes. In March 2005, UniSource Energy contributed an additional $6 million in equity to UNS Gas and an additional $4 million in equity to UNS Electric, and UNS Gas repaid the $6 million outstanding on this note from the proceeds of the $6 million equity contribution. In December 2005, UniSource Energy made a $10 million capital contribution to UNS Gas.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

TEP DEBT

Bond Repurchase and Redemptions

TEP made a sinking fund payment of $1 million on its 1941 Mortgage IDBs in January 2005. In March 2005, TEP redeemed at par the remaining $31 million of its 6.1% 1941 Mortgage IDBs, which were due in 2008, as well as the remaining $21 million of its 7.5% 1941 Mortgage IDBs, which were due in 2006. TEP recorded an expense of $0.1 million for debt costs that were capitalized and being amortized through 2008. On June 10, 2005, TEP satisfied and discharged the 1941 Mortgage.

In May 2005, TEP purchased $147 million of its 1997 Pima Series B and $74 million of its 1997 Pima Series C fixed-rate tax-exempt bonds (Repurchased Bonds) at a price of $101.50 per $100 principal amount and redeemed at par the remaining $4 million of bonds outstanding under those series. TEP does not currently plan on canceling the Repurchased Bonds which will remain outstanding under their respective indentures; however, the Repurchased Bonds will not be presented in our financial statements. TEP recognized a loss of approximately $3 million on the Repurchased Bonds associated with the generation portion of its business. In addition, TEP capitalized approximately $3 million of costs for Repurchased Bonds associated with its regulated operations and will amortize the cost over the remaining life of the bonds. TEP may choose to cancel or resell the Repurchased Bonds to third parties in the future.

As a result of the capital contribution, intercompany note repayment, and the bond purchases and redemptions, TEP’s ratio of equity to total capitalization (excluding capital leases) improved to 40.5% as of December 31, 2005, which meets an ACC requirement and allows TEP to dividend up to 100% of its current year Net Income to UniSource Energy.

TEP made the required sinking fund payments of $2 million on its 1941 Mortgage IDBs in each of 2004 and 2003. TEP redeemed the remaining $27 million of its 8.5% 1941 Mortgage Bonds in 2004. TEP paid a premium of $0.4 million related to the 2004 redemption. A portion of this premium was expensed immediately, while the remainder is being amortized over the original life of the bonds. TEP did not issue any new bonds in 2004.

First and Second Mortgage Indentures

In June 2005, TEP terminated its 1941 Mortgage (previously know as its First Mortgage). TEP’s remaining mortgage is its 1992 Mortgage (previously known as its Second Mortgage).

TEP's indenture creates liens on and security interests in most of TEP's utility plant assets, with the exception of Springerville Unit 2. San Carlos Resources Inc., a wholly-owned subsidiary of TEP, holds title to Springerville Unit 2. Utility Plant under Capital Leases is not subject to such liens or available to TEP creditors, other than the lessors. The net book value of TEP's utility plant subject to the lien of the indenture was approximately $1 billion at December 31, 2005.

TEP CAPITAL LEASE OBLIGATIONS

The terms of TEP’s capital leases are as follows:

•	The Sundt Lease has an initial term to January 2011 and provides for renewal periods of two or more years through 2020.
•
The Springerville Common Facilities Leases have an initial term to December 2017 for one lease and January 2021 for the other two leases, subject to optional renewal periods of two or more years through 2025.

•	The Springerville Unit 1 Leases have an initial term to January 2015 and provide for renewal periods of three or more years through 2030.
•
The Springerville Coal Handling Facilities Leases have an initial term to April 2015 and provide for one renewal period of six years, then additional renewal periods of five or more years through 2035.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On or before each lease expiration date, TEP will determine if it will purchase the assets at the value stipulated in the lease or renegotiate the lease term. In some of the leases, the stipulated value is a fixed amount, and in others it is at fair market value.

In January 2006, TEP made the following scheduled lease payments: Sundt Lease $9 million; Springerville Common Facilities Leases $2 million; Springerville Unit 1 Leases $69 million; and Springerville Coal Handling Facilities Leases $6 million.

Springerville Lease Debt

TEP held an investment in Springerville Unit 1 lease debt totaling $91 million at December 31, 2005 and $98 million at December 31, 2004. TEP purchased an additional $4 million of Springerville Unit 1 lease debt in 2004, but made no comparable purchases in 2005. TEP received $7 million in principal payments related to this investment in each of 2005 and 2004.

TEP also held an investment in Springerville Coal Handling Facilities lease debt totaling $65 million at December 31, 2005 and $73 million at December 31, 2004. TEP received principal payments related to this investment of $7 million in 2005 and $5 million in 2004.

In the fourth quarter of 2004, TEP determined that one of its capital lease assets and the corresponding obligation were overstated. To reduce the obligation, an adjustment of $20 million was recorded.

In 1985, TEP sold and leased back its undivided one-half ownership interest in the common facilities at the Springerville Generating Station.  Under the terms of the Springerville Common Facilities Leases, TEP must periodically arrange for refinancing or refunding of the secured notes underlying the leases prior to the named date in order to avoid a special event of loss.  The special event of loss date is currently set at June 30, 2006. Interest on the debt is payable at LIBOR plus 4.00%.  The LIBOR rate is reset every six months and the average rate in effect on December 31, 2005 was 3.68%, which resulted in a total average interest rate on the lease debt of 7.68% at year end.

UNS GAS AND UNS ELECTRIC LONG-TERM DEBT

Senior Unsecured Notes

On August 11, 2003, UNS Gas and UNS Electric issued a total of $160 million of aggregate principal amount of senior unsecured notes in a private placement. Proceeds from the note issuance were paid to Citizens to purchase the Arizona gas and electric system assets. UNS Gas issued $50 million of 6.23% notes due August 11, 2011 and $50 million of 6.23% notes due August 11, 2015. UNS Electric issued $60 million of 7.61% notes due August 11, 2008. All three series of notes may be prepaid with a make-whole call premium reflecting a discount rate equal to an equivalent maturity U.S. Treasury security yield plus 50 basis points. UNS Gas and UNS Electric incurred a total of $2 million in debt costs related to the issuance of the notes. These costs were deferred and are being amortized over the life of the notes. The notes are guaranteed by UES.

The note purchase agreements for both UNS Gas and UNS Electric contain certain restrictive covenants, including restrictions on transactions with affiliates, mergers, liens to secure indebtedness, restricted payments, incurrence of indebtedness, and minimum net worth. For purposes of these notes, net worth equals common stock equity less amounts attributable to minority interests and intangible assets not recoverable through rates. The actual and required minimum net worth levels at December 31, 2005 were as follows:

	Required Minimum Net Worth	Actual Net Worth
	-Millions of Dollars-
UES	$50	$130
UNS Gas	43	80
UNS Electric	26	50

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The incurrence of indebtedness covenant requires each of UNS Gas and UNS Electric to meet certain tests before an additional dollar of indebtedness may be incurred. These tests include (a) a ratio of Consolidated Long-Term Debt to Consolidated Total Capitalization of no greater than 0.65 to 1.00, and (b) an Interest Coverage Ratio (a measure of cash flow to cover interest expense) of at least 2.50 to 1.00. However, UNS Gas and UNS Electric may, without meeting these tests, refinance indebtedness and incur short-term debt in an amount not to exceed $7 million in the case of UNS Gas, and $5 million in the case of UNS Electric. Neither UNS Gas nor UNS Electric, may declare or make distributions or dividends (restricted payments) on their common stock unless (a) immediately after giving effect to such action no default or event of default would exist under such company's note purchase agreement and (b) immediately after giving effect to such action, such company would be permitted to incur an additional dollar of indebtedness under the debt incurrence test for such company. As of December 31, 2005, UNS Gas and UNS Electric were in compliance with the terms of the note purchase agreements.

MATURITIES AND SINKING FUND REQUIREMENTS

Long-term debt, including sinking funds, term loan payments, and capital lease obligations mature on the following dates:

	TEP IDBs	TEP Scheduled	TEP Capital
	Supported	Debt	Lease	TEP	UNS	UNS	UniSource
	by LOCs	Retirements	Obligations	Total	Gas	Electric	Energy	Total
- Millions of Dollars -
2006	$-	$-	$124	$124	$-	$-	$5	$129
2007	-	-	127	127	-	-	5	132
2008	-	138	120	258	-	60	5	323
2009	-	-	66	66	-	-	5	71
2010	329	-	93	422	-	-	66	488
Total 2006 - 2010	329	138	530	997	-	60	86	1,143
Thereafter	-	354	678	1,032	100	-	150	1,282
Less: Imputed Interest	-	-	(494)	(494)	-	-	-	(494)
Total	$329	$492	$714	$1,535	$100	$60	$236	$1,931

Amounts payable by UniSource Energy represent quarterly principal payments due on the term loan facility discussed in Note 8. TEP’s tax-exempt variable rate bonds (IDBs) in the amount of $329 million are backed by LOCs issued pursuant to TEP’s Credit Agreement which expires in May 2010. The IDBs mature between 2018 and 2022. TEP’s obligations under the Credit Agreement are collateralized with the 1992 Mortgage Bonds.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and fair values of our financial instruments are as follows:

	December 31,
	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
	-Millions of Dollars-
Assets:
TEP Springerville Lease Debt Securities (included in Investments and Other Property)	$156	$165	$171	$182
Liabilities:
UNS Convertible Senior Notes:	150	152	-	-
UNS Credit Agreement - Term Loan	86	86	-	-
TEP 1941 Mortgage Bonds - IDBs (Fixed Rate)	-	-	53	53
TEP 1992 Mortgage Bonds:
IDBs (Variable Rate)	329	329	329	329
Collateral Trust Bonds	138	146	138	153
TEP Unsecured IDBs - Fixed Rate	354	361	579	568
UNS Gas Senior Unsecured Notes	100	105	100	108
UNS Electric Senior Unsecured Notes	60	62	60	64

See Note 9 for a description of TEP’s investment in Springerville Lease Debt. TEP intends to hold the $156 million investment in Springerville Lease Debt Securities to maturity ($39 million matures through January 1, 2009, $73 million matures through July 1, 2011, and $59 million matures through January 1, 2013). This investment is stated at amortized cost, which means the purchase cost has been adjusted for the amortization of the premium and discount to maturity. TEP determined the fair value of this investment by calculating the present value of the cash flows of each note, using a discount rate consistent with market yields generally available as of December 31, 2005 and December 31, 2004 for bonds with similar characteristics with respect to credit rating and time-to-maturity. The use of different market assumptions and/or estimation methodologies may yield different estimated fair value amounts.

TEP considers the principal amounts of variable rate debt outstanding to be reasonable estimates of their fair value. TEP determined the fair value of its taxable fixed rate obligations including the Collateral Trust Bonds by calculating the present value of the cash flows of each fixed rate obligation. TEP used a rate consistent with market yields generally available as of December 31, 2005 and December 31, 2004 for bonds with similar characteristics with respect to credit rating and time-to-maturity. The use of different market assumptions and/or estimation methodologies may yield different estimated fair value amounts. TEP based the fair value of its tax-exempt fixed rate obligations including the 1941 Mortgage IDBs and the Unsecured IDBs on quoted market prices for the same or similar debt. Quoted market prices were also used to value the UNS Convertible Senior Notes at December 31, 2005.

As of December 31, 2005, UNS Gas and UNS Electric determined the fair value of the $160 million of senior unsecured notes by calculating the present value of the cash flows of each note, using a discount rate consistent with market yields generally available as of December 31, 2005 for bonds with similar characteristics with respect to credit rating and time-to-maturity. The use of different market assumptions and/or estimation methodologies may yield different estimated fair value amounts.

The carrying amounts of our current assets and liabilities approximate fair value.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11. STOCKHOLDERS’ EQUITY

DIVIDEND LIMITATIONS

UniSource Energy

In February 2006, UniSource Energy declared a first quarter dividend to shareholders of $0.21 per share of UniSource Energy Common Stock. The dividend, totaling approximately $7 million, will be paid on March 15, 2006 to common shareholders of record as of February 21, 2006. In 2005, UniSource Energy paid quarterly dividends to the shareholders of $0.19 per share, for a total of $0.76 per share, or $26 million for the year. In 2004, UniSource Energy paid quarterly dividends to the shareholders of $0.16 per share, for a total of $0.64 per share, or $22 million, for the year. During 2003, UniSource Energy paid quarterly dividends to the shareholders of $0.15 per share, for a total of $0.60 per share, or $20 million, for the year.

Our ability to pay cash dividends on Common Stock outstanding depends, in part, upon cash flows from our subsidiaries: TEP, UES, Millennium and UED, as well as compliance with various debt covenant requirements. As of December 31, 2005, we were in compliance with the terms of all such debt covenant requirements.

TEP

In May 2005, UniSource Energy made a $110 million capital contribution to TEP.

TEP paid dividends of $46 million in 2005, $32 million in 2004, and $80 million in 2003. UniSource Energy is the primary holder of TEP’s common stock. TEP met the requirements discussed below before paying these dividends.

Bank Credit Agreement

TEP’s new Credit Agreement as of May 2005 allows TEP to pay dividends as long as TEP maintains compliance with the agreement and certain financial covenants.

ACC Holding Company Order

The ACC Holding Company Order does not allow TEP to pay dividends in excess of 75% of its annual earnings until TEP’s equity ratio equals 37.5% of total capitalization, excluding capital lease obligations. The UES Settlement Agreement, as approved by the ACC, modifies this dividend limitation so that it will remain in place until TEP’s common equity equals 40% of total capitalization (excluding capital lease obligations). As of December 31, 2005, TEP met this ratio requirement.

Federal Power Act

This Act states that dividends shall not be paid out of funds properly included in capital accounts. TEP’s 2005, 2004 and 2003 dividends were paid from current year earnings.

UES

UES’ ability to pay dividends is limited by restrictions placed on its subsidiaries, UNS Gas and UNS Electric. As discussed in Note 2, the UES Settlement Agreement limits dividends payable by both UNS Gas and UNS Electric to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. As of December 31, 2005, both UNS Electric and UNS Gas met this ratio requirement. As of December 31, 2004, UNS Electric met this ratio requirement. Additionally, the terms of the senior unsecured note agreements entered into by both UNS Gas and UNS Electric contain dividend restrictions. See Note 9. UES did not pay any dividends to UniSource Energy in 2005 or 2004.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Millennium and UED

Millennium did not pay any dividends to UniSource Energy in 2005, 2004 or 2003. UED did not pay any dividends to UniSource Energy in 2005 or 2004. UED paid a dividend to UniSource Energy of $50 million in 2003. Millennium and UED have no dividend restrictions.

UNISOURCE ENERGY SHAREHOLDER RIGHTS PLAN

In March 1999, UniSource Energy adopted a Shareholder Rights Plan. As of April 1, 1999, each Common Stock shareholder receives one Right for each share held. Each Right initially allows shareholders to purchase UniSource Energy’s Series X Preferred Stock at a specified purchase price. However, the Rights are exercisable only if a person or group (the “acquirer”) acquires or commences a tender offer to acquire 15% or more of UniSource Energy Common Stock. Each Right would entitle the holder (except the acquirer) to purchase a number of shares of UniSource Energy Common or Preferred Stock (or, in the case of a merger of UniSource Energy into another person or group, common stock of the acquiring person) having a fair market value equal to twice the specified purchase price. At any time until any person or group has acquired 15% or more of the Common Stock, UniSource Energy may redeem the Rights at a redemption price of $0.001 per Right. The Rights trade automatically with the Common Stock when it is bought and sold. The Rights expire on March 31, 2009.

NOTE 12. TEP WHOLESALE ACCOUNTS RECEIVABLE AND ALLOWANCES

TEP’s Accounts Receivable from Electric Wholesale Sales, included in Trade Accounts Receivable on the balance sheet, totaled $30 million at December 31, 2005 and $22 million at December 31, 2004, net of allowances. TEP’s Allowance for Doubtful Accounts on the balance sheet includes $13 million at December 31, 2005 and December 31, 2004 related to sales to the California Power Exchange (CPX) and the California Independent System Operator (CISO) in 2001 and 2000.

TEP’s collection shortfall from the CPX and the CISO was approximately $9 million for sales made in 2000 and $7 million for sales made in 2001. Since that time, the FERC staff has proposed various methodologies for calculating amounts of refunds/offsets applicable to wholesale sales made into the CISO’s spot markets from October 2000 to June 2001. Based upon a FERC order in March 2003 (as reaffirmed by the FERC on October 16, 2003), TEP estimated that it would receive approximately $6 million of its $16 million receivable. In May 2004, the FERC issued two separate orders addressing numerous issues in the refund calculation and the fuel cost allowance calculation (an offset to the refund obligation). Based on these new orders, TEP increased its reserve for sales to the CPX and the CISO by $3 million by recording a reduction of wholesale revenues.

There are several other outstanding legal issues, complaints and lawsuits concerning the California energy crisis related to the FERC, wholesale power suppliers, Southern California Edison Company, Pacific Gas and Electric Company, the CPX and the CISO. We cannot predict the outcome of these issues or lawsuits. We believe, however, that TEP is adequately reserved for its transactions with the CPX and the CISO.

NOTE 13.  SPRINGERVILLE EXPANSION

On October 21, 2003 (the Closing Date), UED, TEP, Tri-State Generation and Transmission Association, Inc. (Tri-State) and Salt River Project Agricultural Improvement and Power District (SRP) entered into an Amended and Restated Joint Development Agreement, which provides for the development of two 400 MW coal-fired units at TEP’s existing Springerville Generating Station by parties other than TEP.

On the Closing Date, TEP transferred the right to construct Unit 3, together with associated rights, to Tri-State. Tri-State completed financing of Unit 3 on that date and immediately began construction. Once the unit is completed, Tri-State will lease 100% of Unit 3 through a 34-year leveraged lease agreement with GE Structured Finance and will take 300 MW of the 400 MW capacity.

Under the Joint Development Agreement, SRP will purchase 100 MW of Unit 3’s capacity from Tri-State under a 30-year power purchase agreement and will have the right to construct and own Unit 4 at a later date. If

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

SRP decides to construct Unit 4, TEP and Tri-State may be required to find a replacement purchaser for SRP’s 100 MW power purchase obligation from Unit 3. If TEP and Tri-State are unable to find a replacement purchaser, TEP would then purchase 100 MW of output from Unit 4, beginning with its commercial operation.

TEP executed contracts to provide operating, maintenance and other services to Units 3 and 4. TEP also agreed to purchase up to 100 MW of Tri-State system capacity for no more than five years from the time Unit 3 begins commercial operation, which we expect to occur in the third quarter of 2006. TEP benefited from upgraded emissions control equipment for Units 1 and 2 and other facilities at the Springerville Generating Station that were paid for by the Unit 3 project.

On the Closing Date, UED received reimbursement of all project development costs which it incurred in connection with Units 3 and 4 of approximately $29 million, plus a development fee (including accrued interest on development funds advanced) of $11 million. We recognized the development fee as income in the fourth quarter of 2003.

NOTE 14. INCOME AND OTHER TAXES

INCOME TAXES

We record deferred tax liabilities for amounts that will increase income taxes on future tax returns. We record deferred tax assets for amounts that could be used to reduce income taxes on future tax returns. We record a Deferred Tax Assets Valuation Allowance for the amount of Deferred Tax Assets that we may not be able to use on future tax returns. We estimate the valuation allowance based on our interpretation of the tax rules, prior tax audits, tax planning strategies, scheduled reversal of deferred tax liabilities, and projected future taxable income.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred tax assets (liabilities) consist of the following:

	UniSource Energy		TEP
	December 31,		December 31,
	2005	2004	2005	2004
	-Millions of Dollars-
Gross Deferred Income Tax Liabilities
Plant - Net	$(435)	$(481)	$(424)	$(473)
Income Taxes Recoverable Through Future
Revenues Regulatory Asset	(16)	(18)	(16)	(18)
Transition Recovery Asset	(66)	(89)	(66)	(89)
Derivative Financial Instruments	(5)	(2)	(5)	(2)
Pensions	(10)	(9)	(10)	(9)
Capitalized Repairs	(11)	(6)	(11)	(6)
Unbilled Revenue	(6)	-	(6)	-
Other	(26)	(15)	(14)	(9)
Gross Deferred Income Tax Liability	(575)	(620)	(552)	(606)

Gross Deferred Income Tax Assets
Capital Lease Obligations	297	314	297	314
Net Operating Loss Carryforwards (NOL)	7	7	-	-
Investment Tax Credit Carryforwards	-	5	-	5
Alternative Minimum Tax Credit (AMT)	77	100	62	92
Accrued Postretirement Benefits	21	19	21	19
Emission Allowance Inventory	13	14	13	14
Coal Contract Termination Fees	12	14	12	14
Springerville Coal Handling Facility	5	6	5	6
Reserve for Uncollectible Accounts	1	6	1	6
Unregulated Investment Losses	11	18	-	1
Minimum Pension Liability	9	7	9	7
Vacation & Sick Accrual	3	3	3	3
Customer Advances	8	5	3	3
Other	20	21	17	17
Gross Deferred Income Tax Asset	484	539	443	501
Deferred Tax Assets Valuation Allowance	(7)	(8)	-	(1)
Net Deferred Income Tax Liability	$(98)	$(89)	$(109)	$(106)

The net deferred income tax liability is included in the balance sheets in the following accounts:

	UniSource Energy		TEP
	December 31,		December 31,
	2005	2004	2005	2004
	-Millions of Dollars-

Deferred Income Taxes - Current Assets	$9	$24	$11	$24
Deferred Income Taxes - Noncurrent Liabilities	(107)	(113)	(120)	(130)
Net Deferred Income Tax Liability	$(98)	$(89)	$(109)	$(106)

The valuation allowance of $7 million at December 31, 2005 and $8 million at December 31, 2004, which reduces the Deferred Tax Asset balance, relates to Net Operating Loss (NOL) and Investment Tax Credit (ITC) carryforward amounts. The decrease of $1 million is related to TEP’s use of ITC carryforward. The $7 million valuation allowance at December 31, 2005, relates to losses generated by the Millennium entities. In the future, if UniSource Energy and the Millennium entities determine that all or a portion of the losses may be used on tax returns, then UniSource Energy and the Millennium entities would reduce the valuation allowance and recognize

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

benefit of up to $7 million. The primary factor that could cause the Millennium entities to recognize a tax benefit would be a change in expected future taxable income.

In 2004, the Deferred Tax Asset Valuation Allowance increased by $1 million relating to ITC carryforwards at TEP which might have expired unused.

In 2003, the Deferred Tax Assets Valuation Allowance decreased $15 million due primarily to TEP’s expectation of using a portion of its NOL and ITC carryforward amounts. This resulted in the reduction of Income Tax Expense for the year ended December 31, 2003.

As of December 31, 2005 UniSource Energy’s deferred income tax assets include $9 million related to unregulated investment losses of Millennium. These losses have not been reflected on UniSource Energy consolidated income tax returns. If UniSource Energy were unable to recognize such losses through its consolidated income tax return in the forseeable future, UniSource Energy would be required to write off these deferred tax assets. Millennium restructured its ownership in one of these investments, TFB, Inc. (TFB), in 2005. As a result of this restructuring, Millennium liquidated TFB for tax purposes resulting in a taxable loss that will be reflected on UniSource Energy’s consolidated income tax return for 2005. Millennium is in the process of restructuring its ownership in Corporacion Panamena de Energia, S.A. (COPESA) and expects to dispose of its stock interest in the foreseeable future.

TEP had a net intercompany tax payable to affiliates of $4 million at December 31, 2005 and $4 million at December 31, 2004. These amounts are included in TEP’s intercompany accounts on its balance sheet.

In 2004, UniSource Energy recognized $1 million of tax benefit as a result of the settlement of a state income tax audit. This amount is included in the income tax expense (benefit) tables below.

In 2003, UniSource Energy recognized $1 million of tax and interest expense in anticipation of settlement of state income tax audits and settlement of a state sales tax audit. The income taxes are included in the expense (benefit) tables below.

In 2005, the tax effect of the exercise of certain employee stock options that are recognized differently for financial reporting and tax purposes was not recorded as a timing difference, but rather was credited to shareholder’s equity. This resulted in a $2 million increase to the capital of UniSource Energy.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Income tax expense (benefit) included in the income statements consists of the following:

	UniSource Energy			TEP
	Years Ended December 31,
	2005	2004	2003	2005	2004	2003
	-Millions of Dollars-
Current Tax Expense
Federal	$19	$24	$10	$16	$28	$14
State	10	8	6	11	8	7
Total	29	32	16	27	36	21
Deferred Tax Expense (Benefit)
Federal	13	6	16	13	-	16
State	(3)	(2)	(1)	(5)	(2)	(1)
Total	10	4	15	8	(2)	15
Increase (Reduction) in Valuation Allowance	(1)	1	(15)	(1)	1	(15)
Total Federal and State Income Tax Expense Before Discontinued Operations and Cumulative Effect of Accounting Change	38	37	16	34	35	21
Tax on Discontinued Operations (See Note 19)	(5)	(3)	(4)	-	-	44
Tax on Cumulative Effect of Accounting Change (See Note 3)	-	-	44	-	-	44
Total Federal and State Income Tax Expense Including Discontinued Operations and Cumulative Effect of Accounting Change	$33	$34	$56	$34	$35	$65

The differences between the income tax expense and the amount obtained by multiplying pre-tax income by the U.S. statutory federal income tax rate of 35% are as follows:

UniSource Energy			TEP
Years Ended December 31,
2005	2004	2003	2005	2004	2003
-Millions of Dollars-
Federal Income Tax Expense at Statutory Rate	$32	$31	$25	$29	$28	$29
State Income Tax Expense, Net of Federal Deduction	5	4	3	4	4	4
Depreciation Differences (Flow Through Basis)	3	3	4	3	3	4
Federal/State Credits	(1)	(1)	(2)	(1)	(1)	(2)
Increase (Reduction) in Valuation Allowance	(1)	1	(15)	(1)	1	(15)
Other	-	(1)	1	-	-	1
Total Federal and State Income Tax Expense Before Discontinued Operations and Cumulative Effect of Accounting Change	$38	$37	$16	$34	$35	$21

The Total Federal and State Income Tax Expense in the tables above is included on UniSource Energy and TEP’s income statements.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2005, UniSource Energy and TEP had, for federal and state income tax filing purposes, the following carryforward amounts:

	UniSource Energy		TEP
	Amount	Expiring	Amount	Expiring
	-Millions of Dollars-	Year	-Millions of Dollars-	Year
Net Operating Losses	$18	2021-2022	$-	-
AMT Credit	77	-	62	-

The $18 million in NOL carryforwards at UniSource Energy is subject to limitation due to a reorganization of certain Millennium entities in December 2002. The future utilization of these losses is dependant upon the generation of sufficient future taxable income at the separate company level.

OTHER TAX MATTERS

On its 2002 tax return, TEP filed for an automatic change in accounting method relating to the capitalization of indirect costs to the production of electricity and self-constructed assets. The new accounting method was also used on the 2003 and 2004 returns for TEP, UNS Gas and UNS Electric.

In August 2005, the Internal Revenue Service issued a ruling which draws into question the ability of electric and gas utilities to use the new accounting method. TEP believes the IRS position is without merit, and intends to vigorously pursue this issue. However, if the IRS were to prevail and disallow the change in its entirety TEP, UNS Gas and UNS Electric could be required to pay up to $19 million, $1 million and $1 million, respectively, in taxes and interest in the first half of 2006. Such payment would not affect total tax expense.

OTHER TAXES

TEP and UES act as conduits or collection agents for excise tax (sales tax) as well as franchise fees and regulatory assessments. They record liabilities payable to governmental agencies when they bill their customers for these amounts. Neither the amounts billed nor payable are reflected in the income statement.

NOTE 15. EMPLOYEE BENEFIT PLANS

PENSION BENEFIT PLANS

TEP and UES maintain noncontributory, defined benefit pension plans for substantially all regular employees and certain affiliate employees. Benefits are based on years of service and the employee's average compensation. TEP and UES fund the plans by contributing at least the minimum amount required under Internal Revenue Service regulations. Additionally, we provide supplemental retirement benefits to certain employees whose benefits are limited by IRS benefit or compensation limitations.

OTHER POSTRETIREMENT BENEFIT PLANS

TEP provides limited health care and life insurance benefits for retirees. All regular employees may become eligible for these benefits if they reach retirement age while working for TEP or an affiliate.

TEP amended its other postretirement benefit plan to cap Medicare supplement payments for all current retirees under age 65 and all classified employees retiring after December 31, 2002 and eliminate post-65 medical benefits for all salaried employees retiring after January 1, 2002. These amendments required TEP to recalculate benefits related to participants’ past service. TEP is amortizing the change in the benefit cost from these plan amendments on a straight-line basis over 10 years.

UniSource Energy acquired the Arizona gas and electric system assets from Citizens on August 11, 2003, assuming a $2 million liability for postretirement medical benefits for current retirees and a small group of active employees. The majority of UES employees do not currently participate in the postretirement medical plan.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The ACC allows TEP and UES to recover postretirement costs through rates only as benefit payments are made to or on behalf of retirees. The postretirement benefits are currently funded entirely on a pay-as-you-go basis. Under current accounting guidance, TEP and UES cannot record a regulatory asset for the excess of expense calculated per Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, over actual benefit payments.

FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-2), provides guidance related to accounting for the federal subsidy available to certain employers providing retirees with prescription drug benefits. For public companies, FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004. Adoption of FSP 106-2 did not have a significant impact on our postretirement benefit costs or cash flows because prescription drug coverage is only available to a limited number of UniSource Energy retirees who are Medicare eligible.

The actuarial present values of all pension benefit obligations and other postretirement benefit plans were measured at December 1. The tables below include both TEP and UES plans. Amounts included for UES plans are not significant. The change in benefit obligation and plan assets and reconciliation of the funded status are as follows:

	Pension Benefits		Other Postretirement Benefits
	Year Ended December 31,
	2005	2004	2005	2004
	-Millions of Dollars-
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	$188	$162	$70	$68
Actuarial (Gain) Loss	9	16	(4)	(1)
Interest Cost	11	10	4	3
Service Cost	6	6	2	2
Benefits Paid	(6)	(6)	(2)	(2)
Benefit Obligation at End of Year	208	188	70	70

Change in Plan Assets
Fair Value of Plan Assets at Beginning of Year	136	124	-	-
Actual Return on Plan Assets	12	12	-	-
Benefits Paid	(6)	(6)	(2)	(2)
Employer Contributions	7	6	2	2
Fair Value of Plan Assets at End of Year	149	136	-	-

Reconciliation of Funded Status to Balance Sheet
Funded Status (Difference between Benefit Obligation and Fair Value of Plan Assets)	(59)	(52)	(70)	(70)
Contributions After Measurement Date	5	-	-	-
Unrecognized Net Loss	55	50	24	30
Unrecognized Prior Service Cost (Benefit)	10	13	(8)	(10)
Net Amount Recognized in the Balance Sheets	$11	$11	$(54)	$(50)

Amounts Recognized in the Balance Sheets Consist of:
Prepaid Pension Costs Included in Other Assets	$18	$17	$-	$-
Accrued Benefit Liability Included in Other Liabilities	(37)	(35)	(54)	(50)
Intangible Asset Included in Other Assets	6	9	-	-
Accumulated Other Comprehensive Income	24	20	-	-
Net Amount Recognized	$11	$11	$(54)	$(50)

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $173 million and $154 million at December 31, 2005 and 2004, respectively. The ABO was impacted by changes in actuarial assumptions including a reduction in the discount rate.

	December 31,
	2005	2004
	-Millions of Dollars-
Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets:
Projected Benefit Obligation at End of Year	$208	$188
Accumulated Benefit Obligation at End of Year	173	154
Fair Value of Plan Assets at End of Year	$149	$136

The components of net periodic benefit costs are as follows:

	Pension Benefits			Other Postretirement Benefits
	Years Ended December 31,
	2005	2004	2003	2005	2004	2003
	-Millions of Dollars-
Components of Net Periodic Cost
Service Cost	$7	$6	$5	$2	$2	$2
Interest Cost	11	10	9	4	3	4
Expected Return on Plan Assets	(11)	(10)	(9)	-	-	-
Prior Service Cost Amortization	2	2	2	(1)	(1)	(1)
Recognized Actuarial Loss	3	2	2	2	2	2
Net Periodic Benefits Cost (Benefit)	$12	$10	$9	$7	$6	$7

For all pension plans, prior service costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan.

ADDITIONAL INFORMATION

	Pension Benefits		Other Postretirement Benefits
	Years Ended December 31,
	2005	2004	2005	2004
	-Millions of Dollars-
Minimum Pension Liability Included in Other Comprehensive Income	$24	$20	N/A	N/A

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 1,
Discount Rate	5.80%	6.00 - 6.10%	5.80%	5.90%
Rate of Compensation Increase	3.00 - 5.00%	3.00 - 5.00%	-	-

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for Years Ended December 31,
Discount Rate	6.00 - 6.10%	6.25%	5.90%	5.50%
Rate of Compensation Increase	3.00 - 5.00%	3.00 - 5.00%	-	-
Expected Return on Plan Assets	8.50%	8.75%	-	-

Net periodic benefit cost is subject to various assumptions and determinations, such as the discount rate, the rate of compensation increase, and the expected return on plan assets. We estimated the expected return on plan assets based on a review of the plans’ asset allocations and consultations with a third-party investment consultant and the plans’ actuary considering market and economic indicators, historical market returns, correlations and volatility, central banks’ and government treasury departments’ forecasts and objectives, and recent professional or academic research. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as net periodic benefit cost.

	December 31,
	2005	2004
Assumed Health Care Cost Trend Rates
Health Care Cost Trend Rate Assumed for Next Year	10.00%	11.00%
Ultimate Health Care Cost Trend Rate Assumed	5.00%	5.00%
Year that the Rate Reaches the Ultimate Trend Rate	2013	2013

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on the December 31, 2005 amounts:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
	-Millions of Dollars-
Effect on Total of Service and Interest Cost Components	$1	$-
Effect on Postretirement Benefit Obligation	$5	$(4)

Pension Plan Assets

TEP and UES calculate the market-related value of plan assets using the fair value of plan assets on the measurement date. The UES pension plan was initially funded during 2004. TEP and UES’ pension plan asset allocations at December 31, 2005 and TEP’s pension plan asset allocations at December 31, 2004, by asset category are as follows:

	Plan Assets
	December 31,
	2005	2004
Asset Category
Equity Securities	68.00%	68.25%
Debt Securities	21.30%	18.23%
Real Estate	9.60%	13.52%
Other	1.10%	-
Total	100.00%	100.00%

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

TEP’s investment policy for the pension plans targets a range of exposure to the various asset classes surrounding the following allocations: equity securities 65%, debt securities 23% and real estate 12%. TEP rebalances the portfolio periodically when the portfolio allocation is not within the desired range of exposure. The plan seeks to provide returns in excess of the portfolio benchmark. The portfolio benchmark consists of the following indices: 55% Russell 3000; 10% MSCI EAFE; 23% Lehman Aggregate; and 12% NCREIF. A third party investment consultant tracks the plan’s portfolio relative to the benchmark and provides quarterly investment reviews which consist of a performance and risk assessment on all investment managers and on the portfolio.

Certain managers within the plan use, or have authorization to use, derivative financial instruments for risk management purposes or as a part of their investment strategy. Currency hedges have also been used for defensive purposes. Leverage is used by real estate managers but is limited by investment policy.

The policy for the UES pension plan is to provide exposures to equity and debt securities by investing in a balanced fund. As of December 31, 2005, the fund had approximately 63% of its assets invested in stocks and 37% in fixed income securities. The fund will hold no more than 75% of its total assets in stocks.

Pension Plan Contributions

TEP and UES expect to contribute $8 million and $1 million, respectively, to the pension plans in 2006.

Estimated Future Benefit Payments

The following benefit payments, which reflect future service, as appropriate, are expected to be paid:

	Pension Benefits	Other Benefits
	-Millions of Dollars-
2006	$5	$4
2007	6	4
2008	7	5
2009	8	5
2010	9	6
Years 2011-2015	64	34

DEFINED CONTRIBUTION PLANS

TEP and UES sponsor defined contribution savings plans that are offered to all eligible employees. Certain affiliate employees are also eligible to participate. The plans are qualified 401(k) plans under the Internal Revenue Code. In a defined contribution plan, the benefits a participant is to receive result from regular contributions to a participant account. Participants direct the investment of contributions to certain funds in their account. Matching contributions to participant accounts are made under these plans. Matching contributions to these plans were approximately $4 million in 2005 and 2004 and $3 million in 2003.

NOTE 16. SHARE-BASED COMPENSATION PLANS

At December 31, 2005, we had stock options, stock units and restricted stock grants outstanding as discussed below. Effective January 1, 2005, we adopted the new accounting guidance for share-based compensation. Prior to January 1, 2005, we accounted for those plans under the recognition and measurement principles of APB 25. See Note 1.

The Directors’ Plan provides for annual awards of non-qualified stock options and restricted shares or stock units to each eligible director. Under the Directors’ Plan, we are authorized to grant up to a total of 324,000 shares. The Omnibus Plan, which expired on February 3, 2004, allowed the Compensation Committee, a committee of

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

non-employee directors, to grant the following types of awards to each eligible employee: stock options; stock appreciation rights; restricted stock; stock units; performance shares; and dividend equivalents. A total of 4.1 million shares were previously available under the Omnibus Plan provisions.

The terminated acquisition agreement between UniSource Energy and Saguaro Utility Group L.P. limited the amount of capital stock that UniSource Energy could issue under its stock plans in 2004. Additionally, both plans contain “Change in Control” provisions that provide for accelerated vesting of awards when certain conditions are met. A March 29, 2004 shareholder vote to approve the proposed merger triggered 100% vesting of all awards under the Omnibus Plan. The provision in the Directors’ Plan did not take effect as it requires consummation of a merger to accelerate vesting.

STOCK OPTIONS

In 2005, the Board of Directors granted options on 50,000 shares of UniSource Energy Common Stock as an employment inducement award to a new executive officer. The award was granted on the same basis as grants under the Omnibus Plan. The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Volatility is based on historical volatility of UniSource Energy stock. The expected life of options granted is derived from the simplified method provided by the Commission’s Office of the Chief Accountant and Division of Corporate Finance in Staff Accounting Bulletin No. 107, Share-Based Payment, and represents the period of time that options granted are expected to be outstanding. The interest rate is based on the U.S. Treasury Strip rate with a maturity equal to the expected term of the option at the option grant date. The dividend yield is calculated based on an average of the ratios of the last 3 dividend payments to the stock prices on the date of those payments.

Expected life (years)	6
Interest rate	4.00%
Volatility	22.94%
Dividend yield	2.54%
Weighted-average grant-date fair value of option granted during the period	$7.39

There were no additional stock options granted during 2005 and 2004. We granted stock options to key TEP and Millennium employees and members of the Board of Directors during 2003. Stock option awards vest over three years, become exercisable in one-third increments on each anniversary date of the grant and expire on the tenth anniversary of the grant. Historically, we have issued new shares to satisfy share option exercises.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of the stock option activity of the Directors’ Plan and Omnibus Plan is as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Options Outstanding, Beginning of Year	2,076,055	$16.19	2,478,551	$16.04	2,572,551	$15.77
Granted	50,000	$33.55	-	-	120,236	$17.77
Exercised	(581,549)	$16.18	(400,003)	$15.29	(199,400)	$13.72
Forfeited	(7,465)	$17.87	(2,493)	$13.66	(14,836)	$14.20
Options Outstanding, End of Year	1,537,041	$16.75	2,076,055	$16.19	2,478,551	$16.04
Options Exercisable, End of Year	1,479,569	$16.18	2,053,784	$16.17	1,676,803	$15.27

Exercise Price Range of Options Outstanding at December 31, 2005:  $11.00 to $33.55
Weighted Average Remaining Contractual Life at December 31, 2005:     4.97 years
Weighted Average Remaining Contractual Life of Fully Vested Shares
at December 31, 2005:                                            4.94 years

Compensation expense of less than $0.1 million was recognized for the options issued in 2005. As discussed in Note 1, prior to January 1, 2005, we applied APB 25 in accounting for our stock option plans. We did not recognize any compensation expense for these options because our stock options were granted with an exercise price equal to the market value of the stock at the grant date. We previously adopted the disclosure-only provisions of FAS 123. We present, in Note 1, the effect on net income and earnings per share as if the company had applied the fair value recognition provisions of FAS 123.

Stock options awarded on January 1, 2002 accrue dividend equivalents that are paid in cash on the earlier of the date of exercise of the underlying option or the date the option expires. Compensation expense is recognized as dividends are declared. In 2005, 2004 and 2003, we recognized compensation expense of less than $1 million for dividend equivalents on stock option grants. No compensation costs associated with these awards were capitalized during the years ended December 31, 2005, 2004, and 2003.

A summary of the status of nonvested stock options as of December 31, 2005, and changes during the year then ended, is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2005	22,271	$3.31
Granted	50,000	$7.39
Vested	(14,799)	$3.39
Forfeited	-	-
Nonvested at December 31, 2005	57,472	$6.84

As of December 31, 2005, total unrecognized compensation cost related to nonvested stock options granted under the Plan was $0.3 million. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested was less than $0.1 million during the year ended December 31, 2005 and was approximately $2 million during both of the years ended December 31, 2004 and 2003.

The actual tax benefit realized from the exercise of share-based payment arrangements totaled $3 million for 2005 and $1 million for both 2004 and 2003.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

RESTRICTED STOCK AND STOCK UNITS

In 2005, we granted restricted stock awards to directors totaling 15,465 shares at a grant date weighted-average fair value of $28.45 per share. In 2004 and 2003, we granted restricted stock awards to directors totaling 6,480 shares and 5,157 shares, respectively. The grant date fair value of the shares was $24.68 per share in 2004 and $17.44 per share in 2003. Directors may elect to receive stock units in lieu of restricted shares. Restricted shares or stock units granted prior to February 2005 become 100% vested on the third anniversary of the grant date. Restricted shares or stock units granted after February 1, 2005 become 100% vested on the first anniversary of the grant date. Compensation expense equal to the fair market value on the date of the award is recognized over the vesting period.

There were 1,012 stock unit awards granted to directors at a grant date weighted-average fair value of $32.36 during the year ended December 31, 2005. There were no stock unit awards granted during the year ended December 31, 2004. Fully vested but undistributed stock unit awards accrue dividend equivalent stock units based on the fair market value of common shares on the date the dividend is paid. Compensation expense is recognized when dividends are paid.

A summary of the status of nonvested restricted stock awards and stock unit awards as of December 31, 2005, and changes during the year then ended, is presented below:

Nonvested Units	Units	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2005	9,154	$22.56
Granted	16,477	$28.69
Vested	(4,509)	$24.26
Forfeited	-	-
Nonvested at December 31, 2005	21,122	$26.98

We recorded compensation expense for the awards described above of less than $1 million in 2005, 2004 and 2003. As of December 31, 2005, total unrecognized compensation cost related to nonvested restricted stock awards and stock unit awards granted was $0.3 million. That cost is expected to be recognized over the weighted-average period of approximately 1 year. The total fair value of restricted stock awards and stock unit awards vested during the years ended December 31, 2005 and 2004 was approximately $0.1 million and during the year ended December 31, 2003 was approximately $1 million.

PERFORMANCE SHARES

In May 2003, the Board of Directors approved a grant of performance shares to key employees under the Omnibus Plan. The shares were to be awarded at the end of a three-year performance period based on goal attainment. The grant date fair value was $17.84 per share. Compensation expense was initially recorded over the performance period based on the anticipated number and market value of shares to be awarded. As a result of the shareholder vote to approve the proposed merger, 53,566 performance shares vested and were distributed. Compensation expense of $2 million was recorded in 2004 and $1 million was recorded in 2003 for this award.

NOTE 17. UNISOURCE ENERGY EARNINGS PER SHARE (EPS)

Basic EPS is computed by dividing Net Income by the weighted average number of common shares outstanding during the period. Except when the effect would be anti-dilutive, the diluted EPS calculation includes the impact of shares that could be issued upon exercise of outstanding stock options, contingently issuable shares under equity-based awards or common shares that would result from the conversion of convertible notes. The numerator in calculating diluted earnings per share is Net Income adjusted for the interest on convertible notes (net of tax) that would not be paid if the notes were converted to common shares.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table shows the effects of potential dilutive common stock on the weighted average number of shares:

	Years Ended December 31,
	2005	2004	2003
	-In Thousands-
Numerator
Net Income	$46,144	$45,919	$113,941
Income from Assumed Conversion of Convertible Senior Notes	3,654	-	-
Adjusted Numerator	$49,798	$45,919	$113,941

Denominator:
Weighted-average Shares of Common Stock Outstanding	34,798	34,380	33,828
Effect of Diluted Securities
Convertible Senior Notes	3,345	-	-
Options and Stock Issuable under Employee Benefit Plans and the Directors’ Plan	708	661	511
Total Shares	38,851	35,041	34,339

There were no antidilutive options outstanding during the years ended December 31, 2005 or 2004. Options to purchase an average of 274,000 shares of Common Stock were outstanding during 2003 but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common stock.

NOTE 18. RELATED PARTIES

UniSource Energy incurs corporate costs that are allocated to TEP and its other affiliates. Certain corporate costs are directly assigned to TEP. Other corporate costs are allocated based on a weighted-average residual allocation factor. Management believes this method of allocation is reasonable and approximates the cost that TEP and its other affiliates would have incurred as stand-alone entities. Charges allocated to TEP were $5 million in 2005, $12 million in 2004 and $5 million in 2003.

TEP provides all corporate services (finance, accounting, tax, information technology services, etc.) to UniSource Energy, UNS Gas and UNS Electric as well as to UniSource Energy’s non-utility businesses. Costs are directly assigned to the benefiting entity where possible. Common costs are allocated on a transaction-oriented basis. Management believes this method of allocation is reasonable. The charges by TEP were $8 million in 2005, $7 million in 2004 and $5 million in 2003.

Global Solar, Millennium’s largest holding, develops and manufactures light weight thin-film photovoltaic cells and panels. Global Solar is reflected as discontinued operations. See Note 19. Global Solar recorded revenue from transactions with TEP of less than $1 million in 2005, $4 million in 2004 and $8 million in 2003.

Southwest Energy Solutions, Inc. (SES), a subsidiary of Millennium, provides a supplemental workforce for TEP. Types of services provided for TEP are dusk to dawn lighting, facilities maintenance, meter reading, solar work, transmission and distribution, and general supplemental support. SES bills TEP for providing these services. Management believes that the charges for services are reasonable and approximate the cost that TEP would have incurred if it performed these services directly. The charges to TEP for these services were $12 million in 2005, $13 million in 2004 and $8 million in 2003.

Haddington Energy Partners II, LP (Haddington) funds energy-related investments. A member of the UniSource Energy Board of Directors has an investment in Haddington and is a managing director of the general partner of the limited partnership. Millennium owns 31% of Haddington and accounts for this investment under the equity method.

Valley Ventures III, LP (Valley Ventures) is a venture capital fund that invests in information technology, microelectronics and biotechnology, primarily within the southwestern U.S. Another member of the UniSource

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Energy Board of Directors was a general partner of the company that manages the fund until January 1, 2006, at which time the Board member terminated his role and interest as a general partner but maintained a non-voting financial interest in the company. Millennium owns 15% of the fund and accounts for this investment under the equity method due to an ability to exercise significant influence over the fund based on the related party disclosure above.

Carboelectrica Sabinas, S. de R.L. de C.V. (Sabinas) is a Mexican limited liability company created to develop up to 800 megawatts (MW) of coal-fired generation in the Sabinas region of Coahuila, Mexico. Millennium owns 50% of Sabinas. Altos Hornos de Mexico, S.A. de C.V. (AHMSA) and affiliates own the remaining 50%. UniSource Energy’s Chairman, President and Chief Executive Officer is a member of the board of directors of AHMSA. As of December 31, 2005, Millennium’s investment in Sabinas is approximately $14 million.

NOTE 19. SUBSEQUENT EVENT

In January 2006, UniSource Energy’s Board of Directors approved a plan to dispose of its investment in Global Solar to a third party. These financial statements have been revised throughout this report to reflect Global Solar’s assets, liabilities and related operations as discontinued operations.

  On March 31, 2006, UniSource Energy sold all of the capital stock of Global Solar to a German producer of photovoltaic modules and a European financial investor. UniSource Energy received $16 million in cash as part of the transaction; a portion of the proceeds were used to satisfy $10 million of secured promissory notes held by a UniSource Energy subsidiary. In addition to the cash purchase price, UniSource Energy received a ten-year option to purchase between 5 and 10 percent of the common stock of Global Solar. The option is only exercisable after the seventh anniversary of the closing or upon the occurrence of certain events including a sale of all or substantially all of the assets of Global Solar, a merger, a change of control transaction, an initial public offering of Global Solar common stock or the payment by Global Solar of dividends in excess of specified amounts. No value was assigned to this repurchase option.

Listed below are the major classes of assets and liabilities related to the sale of Global Solar as of:

	December 31,
	2005	2004
	-Millions of Dollars-
Assets
Property, Plant and Equipment, net	$10	$13
Goodwill	3	3
Noncurrent Assets of Subsidiary Held for Sale	$13	$16

Trade Accounts Receivable	$1	$1
Inventory	4	5
Deferred Income Taxes - Current	12	-
Current Assets of Subsidiary Held for Sale	$17	$6

Deferred Income Taxes - Noncurrent	$-	$11
Noncurrent Assets of Subsidiary Held for Sale	$-	$11

Liabilities
Accounts Payable	$2	$3
Current Liabilities of Subsidiary held for Sale	$2	$3

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following summarizes the amounts included in Discontinued Operations - Net of Tax for all periods presented:

	2005	2004	2003
Revenues from Discontinued Operations	$5	$4	$2

Loss from Discontinued Operations Before Income Taxes	(10)	(8)	(11)
Income Tax Benefit	(5)	(3)	(4)
Discontinued Operations - Net of Tax	$(5)	$(5)	$(7)

NOTE 20. SUPPLEMENTAL CASH FLOW INFORMATION

A reconciliation of net income to net cash flows from operating activities follows:

	UniSource Energy
	Years Ended December 31,
	2005	2004	2003
	-Thousands of Dollars-
Net Income	$46,144	$45,919	$113,941
Adjustments to Reconcile Net Income To Net Cash Flows from Operating Activities
Discontinued Operations-Net of Tax	5,483	5,063	7,472
Cumulative Effect of Accounting Change-Net of Tax	626	-	(67,471)
Depreciation and Amortization Expense	132,577	132,419	127,895
Depreciation Recorded to Fuel and Other O&M Expense	6,496	6,175	6,230
Amortization of Transition Recovery Asset	56,418	50,153	31,752
Net Unrealized (Gain) Loss on TEP Forward Electric Sales	(604)	(1,509)	761
Net Unrealized Loss (Gain) on TEP Forward Electric Purchases	1,863	250	(378)
Net Unrealized Gain on MEG Trading Activities	(10,764)	(551)	(1,046)
Amortization of Deferred Debt-Related Costs included in Interest Expense	4,730	3,423	2,972
Loss on Reacquired Debt	5,261	1,990	-
Provision for Bad Debts	2,696	2,821	4,820
Deferred Income Taxes	7,851	5,303	(3,002)
(Gain) Loss from Equity Method Investment Entities	(2,387)	(7,326)	2,984
Gain on Sale of Real Estate	-	(725)	(467)
Other	(10,259)	(5,522)	56,231
Changes in Assets and Liabilities which Provided (Used)
Cash Exclusive of Changes Shown Separately
Accounts Receivable	985	(13,810)	(18,829)
Materials and Fuel Inventory	(8,433)	(2,103)	(5,950)
Accounts Payable	5,923	30,162	(7,780)
Interest Accrued	8,282	9,890	13,151
Taxes Accrued	11,612	15,684	10,353
Other Current Assets	53,613	(50,304)	(7,287)
Other Current Liabilities	(43,573)	53,344	12,489
Other Deferred Credits and Other Liabilities	8,021	18,815	17,442
Deposit - 1992 Mortgage Indenture	-	17,040	(17,040)
Net Cash Used by Operating Activities of Discontinued Operations	(6,151)	(9,622)	(15,847)
Net Cash Flows - Operating Activities	$276,410	$306,979	$263,396

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	TEP
	Years Ended December 31,
	2005	2004	2003
	-Thousands of Dollars-

Net Income	$48,267	$46,127	$128,913
Adjustments to Reconcile Net Income
To Net Cash Flows from Operating Activities
Cumulative Effect of Accounting Change-Net of Tax	626	-	(67,471)
Depreciation and Amortization Expense	114,704	117,109	121,037
Depreciation Recorded to Fuel and Other O&M Expense	6,417	6,175	6,230
Amortization of Transition Recovery Asset	56,418	50,153	31,752
Net Unrealized (Gain) Loss on Forward Electric Sales	(604)	(1,509)	761
Net Unrealized Loss (Gain) on Forward Electric Purchases	1,863	250	(378)
Amortization of Deferred Debt-Related Costs included in
Interest Expense	3,687	3,114	2,921
Loss on Reacquired Debt	5,261	1,990	-
Provision for Bad Debts	1,964	1,691	4,460
Deferred Income Taxes	6,555	(1,011)	1,136
(Gains) Losses from Equity Method Investment Entities	(338)	(168)	(142)
Interest Accrued on Note Receivable from UniSource Energy	(1,684)	(9,329)	(10,242)
Gain on Sale of Real Estate	-	(725)	(467)
Other	(10,932)	(3,219)	15,927
Changes in Assets and Liabilities which Provided (Used)
Cash Exclusive of Changes Shown Separately
Accounts Receivable	(6,779)	(23,774)	(8,717)
Materials and Fuel Inventory	(6,608)	(1,100)	(5,607)
Accounts Payable	3,804	24,958	8,225
Interest Accrued	5,295	10,264	9,005
Interest Received from UniSource Energy	11,013	-	19,571
Income Taxes Payable	(704)	6,728	(3,274)
Taxes Accrued	137	13,303	4,555
Other Current Assets	(676)	(5,328)	581
Other Current Liabilities	(1,835)	4,790	1,468
Other Deferred Credits and Other Liabilities	7,162	17,622	17,785
Deposit - 1992 Mortgage Indenture	-	17,040	(17,040)
Net Cash Flows - Operating Activities	$243,013	$275,151	$260,989

Non-cash investing and financing activities of UniSource Energy and TEP that affected recognized assets and liabilities but did not result in cash receipts or payments were as follows:

	Years Ended December 31,
	2005	2004	2003
	-Thousands of Dollars-

Capital Lease Obligations	$12,720	$12,273	$10,731
Preliminary Engineering Fees	3,691	-	-

The non-cash change in capital lease obligations represents interest accrued for accounting purposes in excess of interest payments in 2005, 2004, and 2003.

The non-cash preliminary engineering fees represent costs incurred related to potential capital projects that are recorded in other assets and subsequently reclassified to construction work in progress upon affirmation the capital project will be undertaken.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On August 11, 2003, UniSource Energy acquired the Arizona gas and electric system assets from Citizens for $223 million, comprised of the base purchase price plus other operating capital adjustments and transaction costs. In conjunction with the acquisition, liabilities were assumed as follows:

- Thousands of Dollars -

Fair Value of Assets Acquired	$262,044
Liabilities Assumed	38,648
Assets/Liabilities Purchased	$223,396

Cash Paid for Citizens Assets	$218,558
Transaction Costs	4,838
Total Purchase Price	$223,396

NOTE 21. QUARTERLY FINANCIAL DATA (UNAUDITED)

Our quarterly financial information has not been audited but, in management’s opinion, includes all adjustments necessary for a fair presentation. Our utility businesses are seasonal in nature with peak sales periods for TEP and UNS Electric generally occurring during the summer months and peak sales periods for UNS Gas generally occurring during the winter months. Accordingly, comparisons among quarters of a year may not represent overall trends and changes in operations.

	UniSource Energy
	First	Second	Third	Fourth
	-Thousands of Dollars- (except per share data)
2005

Operating Revenue	$260,672	$299,293	$346,998	$317,093
Operating Income	32,249	57,266	61,832	70,157
Income (Loss) Before Discontinued Operations and Cumulative Effect of Accounting Change	(2,377)	11,079	19,801	23,750
Discontinued Operations - Net of Tax	(1,406)	(1,611)	(1,404)	(1,062)
Cumulative Effect of Accounting Change - Net of Tax	-	-	-	(626)
Net Income (Loss)	(3,783)	9,468	18,397	22,062
Basic EPS
Income (Loss) Before Discontinued Operations and Cumulative Effect of Accounting Change	(0.07)	0.32	0.57	0.68
Discontinued Operations - Net of Tax	(0.04)	(0.05)	(0.04)	(0.03)
Cumulative Effect of Accounting Change - Net of Tax	-	-	-	(0.02)
Net Income (Loss)	(0.11)	0.27	0.53	0.63
Diluted EPS
Income (Loss) Before Cumulative Effect of Accounting Change	(0.07)	0.31	0.53	0.63
Discontinued Operations - Net of Tax	(0.04)	(0.04)	(0.04)	(0.03)
Cumulative Effect of Accounting Change - Net of Tax	-	-	-	(0.02)
Net Income (Loss)	(0.11)	0.27	0.49	0.58

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2004

Operating Revenue	$268,923	$289,520	$334,476	$272,069
Operating Income	44,135	63,683	77,865	42,010
Income Before Discontinued Operations	7,282	14,076	25,303	4,321
Discontinued Operations - Net of Tax	(861)	(1,275)	(1,504)	(1,423)
Net Income	6,421	12,801	23,799	2,898
Basic EPS
Income Before Discontinued Operations	0.22	0.41	0.73	0.12
Discontinued Operations - Net of Tax	(0.03)	(0.04)	(0.04)	(0.04)
Net Income	0.19	0.37	0.69	0.08
Diluted EPS
Income Before Discontinued Operations	0.21	0.41	0.72	0.12
Discontinued Operations - Net of Tax	(0.03)	(0.04)	(0.04)	(0.04)
Net Income	0.18	0.37	0.68	0.08

	TEP
	First	Second	Third	Fourth
	-Thousands of Dollars-
2005

Operating Revenue	$181,906	$236,879	$282,234	$236,451
Operating Income	23,121	54,125	58,874	63,221

Interest Income - Note Receivable from UniSource Energy	1,684	-	-	-

Income (Loss) Before Cumulative Effect of Accounting Change	(4,690)	12,148	20,364	21,071
Cumulative Effect of Accounting Change - Net of Tax	-	-	-	(626)
Net Income (Loss)	(4,690)	12,148	20,364	20,445

2004

Operating Revenues	$186,974	$233,742	$272,085	$196,497
Operating Income	35,688	62,269	74,531	34,196

Interest Income - Note Receivable from UniSource Energy	2,320	2,319	2,345	2,345

Net Income	794	18,017	26,222	1,094

EPS is computed independently for each of the quarters presented. Therefore, the sum of the quarterly EPS amounts may not equal the total for the year.

The principal unusual items for TEP and UniSource Energy include:

TEP and UniSource Energy

•	Fourth Quarter 2005: TEP recognized a pre-tax gain of $6 million, which is recorded as an offset to Other Operations and Maintenance expense, for its sale of 5,000 excess SO2 allowances.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (concluded)

•
Third Quarter 2005: TEP recognized a pre-tax gain of $4 million, which is recorded as an offset to Other Operations and Maintenance expense, for its sale of 5,000 excess SO2 allowances. TEP recognized a $1 million income tax benefit due to anticipated use of previously reserved ITC carryforwards.

•
Fourth Quarter 2004: UniSource Energy recorded a $7 million pre-tax acquisition termination fee of which 77% was allocated to TEP. UniSource Energy recognized a current income tax benefit of $1 million as a result of deducting certain acquisition-related legal and advisory fees that had previously been treated as permanently nondeductible expenses, 77% of which was recognized by TEP. TEP recognized a $1 million income tax expense due to the uncertainty of future use of certain ITC carryforwards. See Note 14.

UniSource Energy

•
Fourth Quarter 2005: MEH recognized a $4 million pre-tax gain from the sale of WHP, a Haddington investment and MEH recognized a $2 million impairment loss upon sale of its MicroSat investment. UES collected $1 million of previously fully reserved accounts receivable related to amounts owed from Citizens in relation to the 2003 Citizens purchase. UES recognized a $1 million pre-tax gain in non-operating income for this collection.

•	First Quarter 2004: MEH recognized a $3 million after-tax gain from the sale of Sago Energy, LP’s operating subsidiaries, a Haddington investment.

UniSource Energy
Schedule II - Valuation and Qualifying Accounts

Description	Beginning Balance	Additions- Charged to Income	Deductions	Ending Balance
Year Ended December 31,	-Millions of Dollars-

Deferred Tax Assets Valuation Allowance (1)
2005	$ 8	$ -	$ 1	$ 7
2004	7	1	-	8
2003	22	-	15	7

Allowance for Doubtful Accounts (2)
2005	$ 17	$ 3	$ 5	$ 15
2004	12	7	2	17
2003	9	5	2	12

(1) The deferred tax assets valuation allowance reduces the deferred tax asset balance. It relates to NOL and ITC carryforward amounts. The decrease in 2005 of $1 million is related to TEP’s anticipated utilization of ITC carryforward. The $7 million valuation allowance at December 31, 2005, relates to losses generated by the Millennium entities. UniSource, TEP and subsidiaries charged $1 million to income in 2004 related to TEP’s ITC carryforwards that may expire prior to utilization. UniSource, TEP and subsidiaries reduced the deferred tax asset valuation allowance in 2003 primarily based on guidance issued by the Internal Revenue Service in September 2003 (see Note 14 of Notes to Consolidated Financial Statements).

(2) TEP and UES record additions to the Allowance for Doubtful accounts based on historical experience and any specific customer collection issues identified.  Deductions principally reflect amounts charged off as uncollectible, less amounts recovered. Balances related primarily to TEP reserves for sales to the CPX and CISO in 2000 and 2001. See Note 12 of Notes to Consolidated Financial Statements.